Adamis Pharmaceuticals Corporation 8-K

AGREEMENT AND PLAN OF MERGER

dated as of March 28, 2016

by and among

Adamis Pharmaceuticals Corporation, as APC

US Compounding, Inc., as the Company

Ursula MergerSub Corp., as Merger Sub

and

Eddie Glover, as the Stockholders’ Representative

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Table of Contents

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Table of Contents

(continued)

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EXHIBITS

Exhibit A-1	Joinder Agreement
Exhibit A-2	Stockholders’ Written Consent
Exhibit B	Non-Competition Agreements
Exhibit C	Certificate of Merger
Exhibit D	Certified Closing Report

SCHEDULES

Company Disclosure Schedule
Schedule 4.4	Principal Stockholders
Schedule 4.4(d)	Disqualified Individuals
Schedule 4.6(a)(i)	Certain Terminations
Schedule 4.6(a)(ii)	Certain Amendments
Schedule 4.13	Termination of Benefits Plans
Schedule 5.1(d)	Third Party Consents and Notices
Schedule 5.1(g)(i)	Key Employees
Schedule 5.1(g)(ii)	Additional Employee List
Schedule 5.1(h)	Non-Compete Stockholders
Schedule 5.1(n)	Certain Indebtedness
Schedule 6.2(a)	Indemnifying Stockholders

ANNEXES

Annex A	Certain Definitions

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2016 (the “Agreement Date”), is entered into by and among Adamis Pharmaceuticals Corporation, a Delaware corporation (“APC”), US Compounding, Inc., an Arkansas corporation (the “Company”), Ursula MergerSub Corp., an Arkansas corporation and a direct wholly owned subsidiary of APC (“Merger Sub”), and, with respect to Section 1.9, Section 4.7, Section 4.8, Section 4.9, Section 4.11, Section 4.24, Article 6, Article 7 and Article 8 only, Eddie Glover, as the Stockholders’ Representative. Certain capitalized terms used herein have the meanings assigned to them in Annex A to this Agreement.

RECITALS

The board of directors of each of Merger Sub and the Company has determined that the Merger, on the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective stockholders, and in furtherance thereof, has approved this Agreement, the Merger and the other Transactions.

Immediately after the execution and delivery of this Agreement, Stockholders holding Company Capital Stock with sufficient voting power to adopt this Agreement and approve the terms of the Merger shall deliver an executed joinder agreement in the form of Exhibit A-1 (the “Joinder Agreement”), which, among other things, shall (i) incorporate by reference and attach an executed written consent in the form of Exhibit A-2 (the “Stockholders’ Written Consent”) adopting this Agreement and the Merger; (ii) approve the terms of the Merger and the Merger Agreement, including indemnity terms, as though a party thereto; and (iii) appoint Eddie Glover as the initial Stockholders’ Representative pursuant to Section 6.3(b) for the purposes set forth herein. Exhibits and Schedules are being delivered to APC and the Company (as applicable) contemporaneously with the execution and delivery of this Agreement.

Immediately after the execution and delivery of this Agreement, APC, as sole stockholder of Merger Sub, shall vote to adopt this Agreement and approve the terms of the Merger.

A portion of the Merger Consideration issuable to the Indemnifying Stockholders shall be placed in escrow by APC, as partial security for the indemnification obligations of the Indemnifying Stockholders hereunder.

A portion of the Merger Consideration receivable by certain Milestone Stockholders shall be withheld from the Milestone Stockholders and placed in escrow by APC and shall be subject to the provisions of the Milestone Agreements and this Agreement.

Concurrent with the execution and delivery of this Agreement, the Key Employees who are Indemnifying Stockholders will enter into employment agreements in form and substance reasonably satisfactory to APC (the “Employment Agreements”) with the Company or APC (to be determined by APC), each of which shall be effective at and subject to the occurrence of the Closing.

In order to induce APC to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Non-Compete Stockholders are executing and delivering non-competition and non-solicitation agreements in the form of Exhibit B (the “Non-Competition Agreements”) with APC, each of which shall be effective at and subject to the occurrence of the Closing.

Concurrent with the execution and delivery of this Agreement, APC has entered into the 4 HIMS Agreements and the Tribute Agreements with certain other parties, which provide for certain other transactions to occur concurrently with the Closing of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
MERGER

Section 1.1           The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the Arkansas Business Corporation Act of 1987, as amended (the “ABCA”), Merger Sub shall be merged with and into the Company (the “Merger”), pursuant to the certificate of merger, substantially in the form of Exhibit C (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Arkansas (the “Arkansas Secretary”) concurrently with or soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Arkansas Secretary (the “Effective Time”). The Company shall be the surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the ABCA.

Section 1.2            Closing; Merger Consideration.

(a)           The closing of the Merger (the “Closing”) shall take place within three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in Article 5 (except for such conditions that by their nature will be satisfied at Closing, but subject to the fulfillment or waiver of such conditions) or at such other time as the parties mutually agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” The Closing shall take place at the offices of APC, 11682 El Camino Real, Suite 300, San Diego, CA 92130, or at such other location as APC and the Company mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

(b)          Subject to adjustment in accordance with this Agreement (including Section 1.9), the aggregate consideration payable by APC pursuant to this Article 1 shall be an amount equal to 1,618,544 shares of Common Stock of APC (the “Merger Consideration”).

(c)           At the Closing, APC shall, as more fully described in Section 1.4 and Section 1.5:

(i)          deliver the Withheld Shares and the Milestone Shares (the Withheld Shares and the Milestone Shares referred to collectively as the “Escrow Shares”) to the Escrow Agent, to be administered by the Escrow Agent pursuant to the terms of this Agreement; and

(ii)         pursuant to the procedure described in this Article 1, deliver to the Stockholders the Merger Consideration to which they are entitled, minus the Withheld Shares, minus (2) a number of shares of APC Common Stock constituting the Milestone Shares, minus (3) a number of Escrow Shares (based on the market price of the APC Common Stock as of the close of business on the Business Day before the Closing Date) with a value equal to the amount (if any) of the Excess Specified Assets/Liabilities, as reflected in the Certified Closing Report delivered pursuant to Section 1.8(a) (the “Closing Consideration Amount”).

Section 1.3           Effects of the Merger.

(a)          General. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the ABCA.

(b)          Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended such that the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by the ABCA and such articles of incorporation; provided, however, that at the Effective Time the articles of incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be US Compounding, Inc. or such other name as APC and the Company may mutually agree.

(c)          Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the ABCA, the articles of incorporation of the Surviving Corporation or such bylaws.

(d)         Directors and Officers of Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, for so long as provided under the ABCA, the articles of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

Section 1.4           Effects on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, APC or the Company, the following shall occur:

(a)          Each share of Company Common Stock or other capital stock of the Company, if any (the “Company Capital Stock”) that is owned by APC, Merger Sub or the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b)          Each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of Merger Sub Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

(c)          Each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 1.4(a) and Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration, as specified and allocated in this Section 1.4(c). All such shares of Company Capital Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of any share of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration as allocated in this Section 1.4(c) upon surrender of a certificate formerly representing any such shares of Company Capital Stock (each, a “Certificate” and collectively, the “Certificates”) in accordance with Section 1.5 or, with respect to Dissenting Shares, the appraisal and/or dissenters’ rights in accordance with the ABCA.

(i)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5 (including the escrow obligations and holdback for Milestone Stockholders described therein) and Section 1.10 (including the holdback for Milestone Stockholders described therein), a number of shares of APC Common Stock equal to the Per Share Merger Consideration.

(ii)         No fraction of a share of APC Common Stock will be issued, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of APC Common Stock (after aggregating all fractional shares of APC Common Stock to be received by such holder) shall be entitled to receive from APC an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of the APC Common Stock for the trading day on which the Effective Time occurs.

(d)          APC shall cause a portion of the Merger Consideration delivered to the Indemnifying Stockholders equal to 300,000 shares of APC Common Stock (the “Withheld Shares” and together with the Milestone Shares, sometimes referred to collectively as the “Escrow Fund” or the “Escrow Shares”) (as may be reduced by any shares of Merger Consideration that are withheld at the Closing in respect of Excess Specified Assets/Liabilities) to be delivered at the Closing to APC and/or the Corporate Secretary of APC, as escrow agent (the “Escrow Agent”), in accordance with the terms of this Agreement. The Escrow Shares shall be held and distributed in accordance with the terms of this Agreement (and, in the case of the Milestone Shares, the Individual Milestone Agreements), including, without limitation, Article 6.

(e)          In addition and separate to the withholding of the Withheld Shares pursuant to Section 1.4(d), APC shall withhold 750,000 shares of APC Common Stock from the Merger Consideration that is allocable to the Milestone Stockholders in accordance with this Section 1.4 (the “Stockholder Milestone Amount” and such shares sometimes referred to as the “Milestone Shares”) from the Milestone Stockholders to be delivered in accordance with Section 1.10.

(f)            If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or APC Common Stock occurring after the Agreement Date and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series of Company Capital Stock or APC Common Stock affected thereby, and all calculations provided for that are based upon numbers of shares of any such class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Section 1.5            Exchange of Certificates.

(a)           Exchange Agent. The Corporate Secretary of APC shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)           Payment Procedures; Escrow Contribution. Promptly after the Effective Time, APC shall make available to the Exchange Agent for exchange in accordance with this Article 1 the shares of APC Common Stock that constitute the Merger Consideration in exchange for outstanding shares of Company Common Stock; provided that, on behalf of the Stockholders, APC shall deposit into the Escrow Fund a number of shares of APC Common Stock equal to the Withheld Shares (with respect to the Indemnifying Stockholders) and the Milestone Shares (with respect to the Milestone Stockholders) out of the aggregate number of shares of APC Common Stock otherwise issuable to the Stockholders pursuant to the Merger, and shall deposit with the Escrow Agent the number of shares of APC Common Stock representing the Escrow Shares. Each Indemnifying and Milestone Stockholder shall be deemed to have contributed his or her Pro Rata Portion of the Escrow Shares to the Escrow Fund. On the Closing Date, the Stockholders will surrender the certificates representing their Company Common Stock (the “Company Stock Certificate”) to the Exchange Agent for cancellation along with (1) a letter of transmittal in the form satisfactory to APC (the “Letter of Transmittal”) which shall include, among other things, (i) an agreement to be bound by the indemnity obligations and terms under Article 6; (ii) the appointment of Eddie Glover as the initial Stockholders’ Representative pursuant to Section 6.3(b) for the purposes set forth herein; and a (iii) general release as further described in such form of the Letter of Transmittal; and (2) instructions for use in surrendering Certificates to the Exchange Agent (or otherwise complying with Section 1.5(e)) in exchange for consideration as specified and allocated in Section 1.4. Upon submission to the Exchange Agent of a Certificate for cancellation (or otherwise in compliance with Section 1.5(e) by a holder of Company Capital Stock), with a duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the holder of shares of Company Capital Stock shall receive in exchange therefor, subject to the next sentence, a certificate (or, if APC in its discretion determines to issue the shares constituting the Merger Consideration in uncertificated or electronic form, then a comparable notice of share issuance) representing the applicable portion of the Merger Consideration into which the shares formerly held by such holder shall have been converted in accordance with Section 1.4, less the Escrow Shares and the Milestone Shares, as set forth on the Allocation Spreadsheet, and the Certificate so surrendered (if any) shall be canceled. The portion of Merger Consideration to be received by any holder pursuant to this Section 1.5 shall be reduced by such holder’s Escrow Contribution. “Escrow Contribution,” for each holder of Company Capital Stock, means a number of shares of APC Common Stock included in the Merger Consideration representing the Milestone Shares and the Withheld Shares, as set forth in the Allocation Spreadsheet. If such holder is a Milestone Stockholder, the portion of the Merger Consideration to be received by such Milestone Stockholder pursuant to this Section 1.5 shall be reduced by such Milestone Stockholder’s Milestone Shares. If such holder is an Indemnifying Stockholder, the portion of the Merger Consideration to be received by such Indemnifying Stockholder pursuant to this Section 1.5 shall be reduced by such Indemnifying Shareholder’s Pro Rata Share of the Withheld Shares.

If any transfer of ownership of shares of Company Capital Stock has not been registered in the Company’s transfer records, then delivery may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or is otherwise in proper form reasonably acceptable to APC and the Exchange Agent for transfer, and the Person requesting such transfer or payment shall pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of APC that such Tax has been paid or is not applicable.

(c)           No Further Ownership Rights in Company Capital Stock. The shares of APC Common Stock delivered in respect of the shares of Company Common Stock surrendered for exchange therefor in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be canceled and exchanged for payment as provided in this Article 1, except as otherwise provided by Law.

(d)           No Liability. None of APC, the Surviving Corporation or the Exchange Agent shall be liable to any Person with respect to any cash or securities delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any amounts payable in accordance with this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts, to the extent permitted by applicable Law, immediately prior to the date on which such amounts would otherwise escheat or become the property of any Governmental Authority, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Company Capital Stock represented by such Certificate claiming such Certificate to be lost, stolen or destroyed and, if required by APC or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as APC or the Exchange Agent may direct as indemnity against any claim that may be made against APC, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Merger Consideration with respect thereto. Such affidavit shall provide for the indemnification by such holder of APC, the Surviving Corporation and the Exchange Agent against any claim that may be made against any of them with respect to such Certificate and otherwise be in form reasonably satisfactory to APC.

(f)            Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to APC Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of APC Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such certificate. Subject to applicable Law, following surrender of any such certificates, there shall be paid to the record holder of the certificates representing whole shares of APC Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of APC Common Stock.

(g)           Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

Section 1.6            Options and Warrants.

(a)          Treatment of Company Options. Immediately prior to the Effective Time, there shall not be outstanding any option to purchase shares of Company Capital Stock (each, a “Company Option”).

(b)           No Further Rights of Holders of Company Options. All Company Options and Company Stock Plans shall terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Option or any participant in any Company Stock Plan shall have any right to acquire any equity securities of the Company, its Subsidiaries, or the Surviving Corporation as a result of such holder’s Company Options.

(c)           Treatment of Company Warrants. At the Effective Time, there shall not be outstanding any warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”).

(d)           Required Notices and Consents. Prior to the Effective Time, the Company shall take all action necessary or appropriate to effect the treatment of any Company Options and Company Warrants as provided for under this Section 1.6.

Section 1.7            Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary and, unless otherwise provided by the ABCA, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Stockholders who have properly perfected their appraisal and/or dissenters’ rights in accordance with the ABCA (“Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Merger Consideration, unless and until such Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under the ABCA. Such Stockholders instead shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the ABCA. If any such Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters’ and/or appraisal rights, each share of Company Capital Stock held by such Stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable portion of Merger Consideration specified and allocated in Section 1.4 and subject to the terms thereof, including the reduction of the applicable portion of Merger Consideration by the amount of such Stockholder’s Escrow Contribution.

(b)          The Company shall give APC (1) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served in connection with such demands and received by the Company or its Representatives; and (2) the opportunity to direct all negotiations and proceedings with respect to such demands consistent with the Company’s obligations thereunder. The Company shall not, except with the prior written consent of APC; (1) voluntarily make any payment, admission or statement against interest with respect to any such objection; (2) offer to settle or settle any such objection; or (3) waive any failure by a Stockholder to timely deliver a written objection, or to perform any other act perfecting appraisal and/or dissenters’ rights in accordance with the ABCA.

Section 1.8           Certified Closing Report.

(a)          The Company shall prepare in good faith and deliver to APC five (5) Business Days prior to the Closing Date a report, substantially in the form of Exhibit D (the “Certified Closing Report”), certified by the Chief Financial Officer of the Company, including:

(i)          (A) an unaudited consolidated balance sheet as of the Closing Date of the Company and its Subsidiaries; prepared in accordance with the Accounting Practices and Procedures (the “Closing Date Balance Sheet”) and any related supporting schedules; (B) the Company’s calculation of Specified Assets/Liabilities as of the Closing Date (the amount of Specified Assets/Liabilities as of the Closing Date referred to as the “Closing Date Specified Assets/Liabilities”); (C) a statement of the Company’s Indebtedness as of the Closing (the “Closing Date Indebtedness”); (D) the Company’s calculation of Net Working Capital (“Closing Date Net Working Capital”); (E) a statement of the Change of Control Payments unpaid as of the Closing (the “Closing Date Change of Control Payments”); (F) a statement of the calculation of the Closing Consideration Amount; (G) a list of each Stockholder, including each such Stockholder’s name, taxpayer identification number, current address (including country of residence), the number of shares of Company Capital Stock held by such Stockholder along with stock certificate numbers, and whether payment for such Stockholder is subject to tax withholding, in each case, as of the date of the Certified Closing Report (provided that the Company shall update such list, if necessary, no later than five (5) Business Days prior to the Closing Date and such update shall be certified in writing by the Chief Financial Officer of the Company), and the amount payable to each such Stockholder hereunder, including the number of shares to be deducted from each such Stockholder to fund the Escrow Shares (including the Withheld Shares and the Milestone Shares) (the “Allocation Spreadsheet”); and (H) detailed supporting calculations with respect to each of the foregoing; and

(ii)         a spreadsheet as of the Closing Date reasonably acceptable to APC setting forth all of the following information for the Company and each of its Subsidiaries (in addition to the other required data and information specified therein): (A) an accurate and complete breakdown of all accounts payable, notes payable and other payables; (B) an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables; (C) the amount of each such payable and receivable; (D) the date of services attributable to each such payable and receivable; and (E) the due date for payment of each such payable and receivable (the “Liability and Receivable Detail”).

(b)          Following delivery of the Certified Closing Report, the Company shall provide APC and its Representatives with reasonable access to the officers, books and records of the Company and the independent auditors of the Company, to verify the accuracy of such amounts in accordance with this Agreement, all to the extent deemed reasonably necessary by APC. In the event that APC does not agree with the Company’s calculations of the December Specified Assets/Liabilities or Closing Date Specified Assets/Liabilities, the Allocation Spreadsheet or the Liability and Receivable Detail, the Company and APC shall negotiate in good faith to mutually agree on acceptable estimates, and the Company shall consider in good faith any proposed comments or changes that APC may reasonably suggest; provided, however, that the Company’s failure to include any changes proposed by APC, or the acceptance by APC of the Company’s December Specified Assets/Liabilities or Closing Date Specified Assets/Liabilities, the Allocation Spreadsheet or the Liability and Receivable Detail, does not constitute an acknowledgment by APC of the accuracy of the Certified Closing Report and shall not limit or otherwise affect APC’s remedies under this Agreement, including APC’s right to include such changes or other changes in the Post-Closing Statement.

Section 1.9           Post-Closing Adjustment.

(a)          At the option of APC, within sixty (60) Business Days after the Closing Date, APC shall deliver to the Stockholders’ Representative a statement (the “Post-Closing Statement”) setting forth (i) APC’s calculation of December Specified Assets/Liabilities and/or Closing Date Specified Assets/Liabilities; and (ii) APC’s calculation of any necessary adjustment to the Merger Consideration in accordance with Section 1.9(e) below.

(b)         During the twenty (20) Business Day period following delivery of the Post-Closing Statement to the Stockholders’ Representative, APC shall provide the Stockholders’ Representative and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of APC relating to the Post-Closing Statement, and APC shall cooperate with the Stockholders’ Representative and its Representatives to provide them with other information used in preparing the Post-Closing Statement reasonably requested by the Stockholders’ Representative and its Representatives, including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of APC. The Post-Closing Statement shall become final and binding on the twentieth (20th) Business Day following delivery thereof, unless prior to the end of such period, the Stockholders’ Representative delivers to APC written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Stockholders’ Representative shall be deemed to have agreed with all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 1.9(c) below.

(c)           During the ten (10) Business Day period following delivery of a Notice of Disagreement by the Stockholders’ Representative to APC, the parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified therein. During such ten (10) Business Day period, the Stockholders’ Representative shall provide APC and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of the Stockholders’ Representative and its Representatives relating to such Notice of Disagreement, and the Stockholders’ Representative shall and shall cause its Representatives to cooperate with APC and its Representatives to provide them with other information used in preparation of such Notice of Disagreement reasonably requested by APC or its Representatives, including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Stockholders’ Representative. Any disputed items resolved in writing between the Stockholders’ Representative and APC within such ten (10) Business Day period shall be final and binding with respect to such items, and if the Stockholders’ Representative and APC agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(d)          If the Stockholders’ Representative and APC have not resolved all such differences by the end of such ten (10) Business Day period, the Stockholders’ Representative and APC shall submit, in writing, to Frost, PLLC or, if such firm is unable or unwilling to act, such other public accounting firm as shall be agreed in writing by the Stockholders’ Representative and APC (the “Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of December Specified Assets/Liabilities or Closing Date Specified Assets/Liabilities (as applicable and if disputed), and the Accounting Firm shall make a written determination as to each such disputed item and the amounts of December Specified Assets/Liabilities and/or Closing Date Specified Assets/Liabilities (if and to the extent disputed), which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.9 within the range of the difference between APC’s position with respect thereto and the Stockholders’ Representative’s position with respect thereto. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.9. The Stockholders’ Representative and APC shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Firm in any competent court. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this Section 1.9(d), including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by APC and the Indemnifying Stockholders in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative Dollar values of all amounts in dispute and shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Solely for illustration purposes, if (w) APC’s view set forth in its brief is that the aggregate Dollar value of disputed items is $1,000; (x) the Stockholders’ Representative’s position set forth in its brief is that the Dollar value of such disputed items is $1,800; and (y) the Accounting Firm determines that the Dollar value of such disputed items is $1,200; then (z) the applicable fees and expenses shall be borne twenty-five percent (25%) by APC and seventy-five percent (75%) by the Indemnifying Stockholders. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)          The Merger Consideration shall be adjusted downwards by the amount (if any) by which:

(i)          Closing Date Specified Assets/Liabilities, as finally determined pursuant to Section 1.9, exceeds six million three hundred thousand dollars ($6,300,000) (the amount of any such excess referred to as the “Excess Specified Assets/Liabilities”).

The Merger Consideration, as adjusted pursuant to this Section, is referred to herein as the “Adjusted Merger Consideration.”

(f)           If the Adjusted Merger Consideration is less than the Merger Consideration, then the Merger Consideration shall be adjusted downwards in an amount equal to the difference between the Adjusted Merger Consideration and the Merger Consideration. In such event, APC shall deduct and apply a number of Escrow Shares from the Escrow Fund equal to the amount of such downward adjustment of the Merger Consideration (disregarding the Basket provided for in Section 6.2(b)(i)), and calculated as provided in Section 6.2(b)(ii)), and the Stockholders shall have no further right of any kind to such amount.

Section 1.10        Stockholder Milestone Amount. The parties agree that the continued services of the Milestone Stockholders is a material factor in determining the valuation of the Company by APC, and that various adjustments would need to be made in accordance with the provisions of an Individual Milestone Agreement with each Milestone Stockholder (each, an “Individual Milestone Agreement”) if any such Milestone Stockholder ceased to be an employee in certain circumstances. Each Milestone Stockholder shall be entitled to receive the shares of APC Common Stock representing his or her Individual Milestone Amount (which was withheld from such Milestone Stockholder’s payments pursuant to Sections 1.4, 1,5 and 1.6), subject to and in accordance with the provisions set forth in this Agreement relating to the Milestone Shares and Escrow Shares, and his or her Individual Milestone Agreement which each Milestone Stockholder has entered into concurrently with the execution of the Agreement.

Section 1.11        Tax Withholding. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to the terms of this Agreement shall be subject to applicable Tax withholding requirements, and APC, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct or withhold or cause to be withheld from any consideration deliverable or payable pursuant to this Agreement any amounts as APC, the Surviving Corporation, the Exchange Agent or the Escrow Agent reasonably believes are required to be deducted or withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax authority by APC, the Surviving Corporation, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to whom such amounts were deducted or withheld.

Section 1.12         Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES BY THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule separately delivered by the Company to APC concurrently with the execution and delivery of this Agreement (each section of which (i) qualifies only the specifically identified Sections or subsections of this Agreement to which such disclosure schedule relates and does not qualify any other provision of this Agreement; and (ii) shall be deemed for all purposes to be part of the representations and warranties made by the Company hereunder) (the “Company Disclosure Schedule”), the Company hereby, upon the execution of this Agreement and at Closing, represents and warrants to APC and Merger Sub as follows:

Section 2.1            Organization and Qualification.

(a)           The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the applicable Law of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)           A complete and correct list of all current or past Subsidiaries of the Company and their respective jurisdictions of incorporation or formation is set forth in Section 2.1(b) of the Company Disclosure Schedule. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the applicable Law of the jurisdiction of its incorporation or formation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, or, if dissolved, was dissolved in accordance with all applicable Law and neither the Company nor any of its Subsidiaries is subject to any further Liabilities arising out of any such dissolved Subsidiary. Each of the Company’s Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Except to the extent set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns or has owned any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.

(c)          The Company is, and since its inception always has been, an “S corporation” within the meaning of Section 1361(a)(1) of the Code for U.S. federal and state income Tax purposes. The Company will not have any liability for any Tax under Section 1374 of the Code (or any corresponding or similar provision of Tax Law) in connection with a deemed sale of assets pursuant to a Section 338(h)(10) Election (if applicable). Each of the Stockholders is an individual that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 2.2           Articles of Incorporation and Bylaws; Minute Books.

(a)          The Company has Made Available to APC a complete and correct copy of the articles of incorporation and the bylaws, or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. These certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of the provisions of its articles of incorporation, bylaws or equivalent organizational documents.

(b)          The Company has Made Available to APC complete and correct copies of the minute books of the Company and each of its Subsidiaries. The minute books of the Company and its Subsidiaries contain complete and correct copies of all minutes of meetings of and actions by the stockholders of the Company or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, and all committees of such boards (or equivalent governing bodies) of the Company and its Subsidiaries, and accurately reflect all corporate actions of the Company and its Subsidiaries which are required by applicable Law, their respective certificates of incorporation or bylaws or other governing documents to be passed upon by the stockholders of the Company or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, or any committee of such boards (or equivalent governing bodies) of the Company and its Subsidiaries.

Section 2.3           Capitalization.

(a)          The authorized capital stock of the Company consists of:

(i)          10,000 shares of Common Stock, par value $1.00 per share (“Company Common Stock”), of which 105 shares are issued and outstanding on the date hereof and 130.72855385 shares are issued and outstanding giving effect to the transactions contemplated by the Unsecured Noteholder Agreements;

(ii)         395 shares of Common Stock held by the Company as treasury stock; and

(iii)       no authorized shares of preferred stock.

(b)           The record and beneficial owners of Company Capital Stock, which constitute all of the outstanding capital stock of the Company, are set forth in Section 2.3(b)(i) of the Company Disclosure Schedule. For each of the Company’s Subsidiaries, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock are set forth in Section 2.3(b)(ii) of the Company Disclosure Schedule. There are no accrued or declared, but unpaid dividends on any shares of Company Capital Stock.

(c)           Neither the Company nor any of its Subsidiaries has issued or agreed to issue, or is obligated to issue, any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Other than the Redemption Agreements, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.

(d)           Each outstanding share of Company Capital Stock or other equity or ownership interest of the Company and each of its Subsidiaries: (i) is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance; and (ii) has been offered, sold and delivered by the Company or a Subsidiary of the Company in material compliance with all applicable Law and any applicable contractual restrictions. There are no declared or accrued, but unpaid dividends or other distributions with respect to any shares of Company Capital Stock or other security of the Company.

(e)           No Company Options have been granted or are outstanding. No Company Options will be outstanding as of the Effective Time.

(f)            No Company Warrants have been granted or are outstanding. No Company Warrant will be outstanding as of the Effective Time.

(g)           There are no stockholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, rights of first negotiation, rights to notice of an Acquisition Proposal from a third party, management rights agreements and all other similar agreements or Contracts to which either the Company or any Subsidiary is a party or by which it is bound relating to the transfer, voting or registration of any shares of capital stock or any other securities of the Company or any of its Subsidiaries and to the Knowledge of the Company, no Stockholder or other security holder of the Company is party to such an agreement.

Section 2.4            Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Documents to which it is or, at the Closing, will become a party and, subject only to obtaining the approval of Stockholders representing a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”), to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which the Company is or, at the Closing, will become a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company. Except for obtaining Requisite Stockholder Approval, or as otherwise contemplated by this Agreement with respect to actions to be taken between the date hereof and the Closing, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Stockholders’ Written Consent by the Principal Stockholders shall constitute Requisite Stockholder Approval. This Agreement and each Transaction Document to which the Company is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b)           The board of directors of the Company, at a meeting therefore duly called and held before the Agreement Date, (i) determined that this Agreement and the Merger are fair and in the best interests of the Company and its Stockholders; and (ii) resolved to recommend that the Stockholders approve and adopt this Agreement and the Merger.

Section 2.5            No Conflict; Required Consents and Approvals.

(a)           The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) conflict with or violate any applicable Law; (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, or otherwise adversely affect the rights of the Company or any of its Subsidiaries under, or result in the loss of any benefit under, any Material Contract or Company Permit.

(b)           The Company and the transactions contemplated hereby are not, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to and in favor of a third party with respect to any Acquisition Proposal or otherwise that could affect, threaten the compliance of any of the exclusivity obligations under Section 4.9 (Exclusivity), or cause any delays in the consummation of the transactions contemplated by this Agreement.

(c)           The execution, delivery and performance by the Company or any of its Subsidiaries of this Agreement and each of the Transaction Documents to which the Company or any of its Subsidiaries is or will be a party, and the consummation of the transactions contemplated hereby and thereby by the Company and its Subsidiaries do not, and the performance of this Agreement by the Company and its Subsidiaries will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority for such performance or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the filing of the Certificate of Merger with the Arkansas Secretary; and (ii) those consents, approvals, authorizations, Permits, filings or notifications that are listed in Section 2.5(c) of the Company Disclosure Schedule.

(d)           No “fair price,” “interested stockholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Transaction Documents.

Section 2.6            Compliance with Applicable Law; Permits.

(a)          Except as set forth in Section 2.6 of the Company Disclosure Schedule: each of the Company and its Subsidiaries is and has at all times been in material compliance with all applicable Law; neither the Company nor any of its Subsidiaries has received any notice, order, complaint or other written communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries has any material Liability under any applicable Law or that it is not or has at any time not been in material compliance with any applicable Law; and no investigation or review by any Governmental Authority regarding a violation of any applicable Law with respect to the Company or any of its Subsidiaries has occurred, is pending or, to the Knowledge of the Company, is threatened.

(b)           Each of the Company and its Subsidiaries is in possession of all Permits necessary for the Company or its Subsidiaries to lawfully own, lease and operate its properties and to lawfully carry on its business as it is now being conducted and is proposed to be conducted (the “Company Permits”), a complete and correct list of which is set forth in Section 2.6(b) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries is and has at all times been in compliance with all such Company Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Company Permit has occurred, is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Company Permits following consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(c)           Without limiting the foregoing, the Company has never been and is not now in violation of or in default with respect to (i) the False Claims Act, 31 U.S.C. section 3729 et seq; (ii) the Civil Monetary Penalties Law, 42 U.S.C. section 1320a-7a; (iii) any federal or state anti-kickback statutes, including, but not limited to, 42 U.S.C. section 1320a-7b; (iv) federal or state referral laws, including, but not limited to, 42 U.S.C. section 1395nn; (v) regulations promulgated pursuant to any of the foregoing statutes; (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management or licensing of pharmacies or health care providers, or governing or regulating medical billing or reimbursement; or (vii) any Order, including, without limitation, Medicare, Medicaid, the Centers for Medicare and Medicaid Services, nor with any rule of any Medicare or Medicaid carrier or fiscal intermediary or other government contractor administering federal or state health care programs. Neither the Company nor any employee of the Company has at any time (i) been suspended or excluded from participation in Medicare, Medicaid or any other state or federal health care program; (ii) been convicted of a criminal offense related to the delivery of an item or service under Medicare, Medicaid or any other state or federal health care program; or (iii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any federal, state or local Governmental Authority. The Company has not received any overpayment, as defined in 42 U.S.C. sections 1320a-7k(d), that has not been returned within sixty (60) days after the overpayment was identified. The Company has duly filed with the proper authorities all reports and other information that are required by federal and state Governmental Authorities, and all such reports or other information were accurate and complete when filed. The Company is in compliance in all material respects with the Healthcare Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder. The Company’s claims files are materially complete, accurate and in material compliance with all Laws, regulations and rules of the Medicare and Medicaid programs and other governmental and non-governmental third-party payors. Such files include all information and documentation required to bill to and collect from applicable third-party payors, including, without limitation, any required certificates of medical necessity, assignments of benefits, physician notes, and delivery receipts.

Section 2.7            Financial Statements.

(a)           Complete and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013, 2014 and 2015, and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, have been separately delivered to APC before the Agreement Date (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at January 31, 2016, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, as of and for the one-month period ended January 31, 2016 have also been separately delivered to APC before the Agreement Date (such financial statements, together with the unaudited financial statements contemplated by Section 4.15(a), collectively referred to as the “Interim Financial Statements”).

(b)           Each of the Financial Statements and the Interim Financial Statements (i) are (and in the case of the Audited Financial Statements will be) complete and correct in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) with respect to the Unaudited Financial Statements and the Interim Financial Statements referred to in Section 2.7(a) above have been prepared in a manner consistently used by the Company, and with respect to the Audited Financial Statements and the Interim Financial Statements contemplated by Section 4.15(a) will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(c)           The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to maintain accountability for assets and as of the Closing Date to permit the preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Before the Agreement Date, the Company has delivered to APC a true and correct copy of the Company’s Specified Assets/Liabilities as of December 31, 2015 (the “December Specified Assets/Liabilities”), including an itemized list of each item that is included in the December Specified Assets/Liabilities and based on the financial records used to prepare the Unaudited Financial Statements, and an interim determination of the Specified Assets/Liabilities as of January 31, 2016.

Section 2.8            Absence of Changes. Since the date of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), other than actions expressly required to be taken pursuant to this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 4.1 (Conduct of Business of the Company) and Section 4.2 (Restrictions on Conduct of Business of the Company).

Section 2.9           No Undisclosed Liabilities. Except as and to the extent adequately and expressly accrued or reserved against in the Balance Sheet, neither the Company nor any of its Subsidiaries has any Liability whether or not required to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for any Liabilities, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

Section 2.10         Litigation. No Action against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such, has occurred, is pending or threatened, and there is no basis for any such Action. No Action seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents has occurred, is pending or, to the Knowledge of the Company, threatened. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Transaction Documents. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person and to the Company’s Knowledge there is no basis for any such Action.

Section 2.11          Employee Benefits.

(a)           List of Employee Plans. Section 2.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of:

(i)          all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other Contracts or agreements to which the Company or any of its ERISA Affiliates is a party, with respect to which the Company or any of its ERISA Affiliates has or could have any obligation or which are maintained, contributed to or sponsored by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or other service provider of the Company or any of its ERISA Affiliates or any of their respective dependents or beneficiaries; and

(ii)         any Contracts between the Company or any of its ERISA Affiliates and any employee, officer, director or consultant of or to the Company or any of its ERISA Affiliates or any of their respective dependents or beneficiaries, including any Contracts relating in any way to a sale of the Company or any of its ERISA Affiliates (collectively, all items specified in the foregoing clauses (i) and (ii), the “Employee Plans”).

(b)           Employee Plans Made Available. Each Employee Plan is in writing. The Company has Made Available to APC a complete and correct copy of each such Employee Plan and has Made Available to APC a complete and correct copy of each material document, if any, prepared in connection with each such Employee Plan, including (i) a copy of each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500; (iv) the most recently received IRS determination letter for each such Employee Plan and the application materials submitted in connection with such determination letter; and (v) the most recently prepared actuarial report and financial statement in connection with each such Employee Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any new employee benefit plan, program or arrangement; (B) to enter into any Contract to provide compensation or benefits to any individual; or (C) to modify, change or terminate any Employee Plan other than with respect to a modification, change or termination required by ERISA or the Code.

(c)           Multiemployer Plans, Multiple Employer Plans, Title IV Plans and Certain Funded Plans. None of the Employee Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any applicable Law (a “Multiemployer Plan”), a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code or a registered pension plan.

(d)          Severance Plans, Change in Control Plans and Retiree Plans. No Employee Plan: (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person; (ii) provides for the payment of separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Transaction Documents; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Transaction Documents. No Employee Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA, similar applicable state Law or applicable Law.

(e)           No International Plans. Neither the Company nor any Subsidiary has any Employee Plans that are maintained outside the U.S. or are otherwise subject to non-U.S. Laws (the “International Plans”).

(f)           Compliance with Law. Each Employee Plan is now and has been at all times operated in all respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Employee Plan and, to the Knowledge of the Company, no such default or violation by any other party to any Employee Plan has occurred.

(g)           Determination Letters. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination, advisory and/or opinion letter from the IRS, covering all of the provisions applicable to the Employee Plan for which determination, advisory and/or opinion letters are currently available, that the Employee Plan is so qualified. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination, advisory and/or opinion letter from the IRS that it is so exempt. No fact or event has occurred since the date of such determination, advisory and/or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust or materially increase any such Employee Plan’s cost. Each Employee Plan that is required to be registered under applicable Law has been and is so registered.

(h)           Liabilities. There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums arising in the ordinary course of business consistent with past practice, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA; or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(i)            Contributions. All contributions, premiums or payments required to be made with respect to any Employee Plan have been made on or before their due dates. All such contributions have been fully deducted for income Tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance. As of the Closing Date, no Employee Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(j)            No Actions. No Action (other than routine claims for benefits in the ordinary course of business consistent with the past practice of the Company and its ERISA Affiliates) has occurred, is pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Employee Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof and, there is no basis for any such Action.

(k)          Audits. No Employee Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Authority.

(l)            Reportable Events. No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Sections 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Employee Plan.

(m)          Group Health Plans. The Company and its ERISA Affiliates do not maintain any Employee Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

Section 2.12          Labor and Employment Matters.

(a)          List of Employees, Consultants and Service Providers. Section 2.12(a) of the Company Disclosure Schedule contains a list of the name of each employee, consultant, or other service provider of the Company and each of its Subsidiaries and the country in which each such employee, consultant, or other service provider is based and primarily performs his or her duties or services; provided that, where the disclosure of such information would be prohibited by data privacy/protection Laws without the individual’s consent, Section 2.12(a) shall specify such legal prohibition and shall provide such information in de-identified form in compliance with applicable Law. The Company has Made Available, insofar as permitted under applicable Law, to APC the total number of individuals employed by the Company and each of its Subsidiaries, the details of the formal employer, salary and other benefits, each such Person’s position or function and period of continuous employment, the locations where employees are based and primarily perform their duties, annual base salary or wages and any incentives or bonus arrangement with respect to such Person and a description of any oral employment Contract with such parties (except where the disclosure of such information would be prohibited by data privacy/protection Laws without the individual’s consent). No such Person is on a leave of absence or has given notice of his or her intention to go on a leave of absence. No such Person has terminated or has advised the Company or any of its Subsidiaries of his or her intention to terminate such Person’s relationship or status as an employee or consultant of the Company or any of its Subsidiaries for any reason, including because of the consummation of the transactions contemplated by this Agreement and the Company and its Subsidiaries have no plans or intentions as of the date hereof to terminate any such employee or consultant. All employees, consultants, or other service providers of the Company and its Subsidiaries are lawfully entitled to work for the Company or the applicable Subsidiary of the Company without restriction or any visa, permit or consent being required.

(b)           At-Will Employment. All employees of the Company and its Subsidiaries are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. There are no Contracts between the Company or any of its Subsidiaries and any employee or former employee directly relating to the employee’s terms and condition of employment. Neither the Company nor any of its Subsidiaries has made or agreed to make any payment or agreed to provide any benefit to any employee or former employee of the Company or any of its Subsidiaries or to any dependent of such employee or former employee, in connection with the actual or proposed termination or suspension of employment of such employee or former employee.

(c)           Classification. All individuals who are or were performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified under all applicable Law, in all material respects, by the Company or such Subsidiary as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for the Company or any of its Subsidiaries as of the Closing Date, such individuals will qualify for such classification. All individuals who are or were classified as “employees” of the Company or any of its Subsidiaries are or were correctly classified under all applicable Law by the Company or such Subsidiary, as exempt or non-exempt, as the case may be.

(d)           Compliance with Laws. Each of the Company and its Subsidiaries is and has at all times been in material compliance with all Labor and Employment Laws with respect to their employees, consultants and service providers. Neither the Company nor any of its Subsidiaries has any Liability under any Labor and Employment Laws and attributable to an event occurring or a state of facts existing prior to the date hereof, including, but not limited to, Liability which has been incurred by the Company or any of its Subsidiaries, but remains to be discharged, for breach of an employment Contract with an employee or breach of any statutory employment right under Labor and Employment Laws.

(e)           Claims. No Action, claim, dispute, grievance, or controversy between the Company or any of its Subsidiaries and any of their respective present or former employees has occurred, is pending or, to the Knowledge of the Company, threatened, and there is no basis therefor. No Action against the Company or any of its Subsidiaries, including under any worker’s compensation policy or long-term disability policy (or comparable policies in the case of non-U.S. Persons), has occurred, is pending or, to the Knowledge of the Company, threatened, and there is no basis for any such Action. No present or former employee has any Action, claim, dispute, grievance or controversy, and the Company has no Liability or obligation (whether or not required to be included in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto), relating to any salary, bonus, or other compensation or amounts payable with respect to any previous pay periods of the Company other than base salary payments for the payroll period in which the Agreement Date occurs.

(f)            Certain Loans. (i) There are no outstanding loans or advances from the Company or any of its Subsidiaries to any employee or stockholder of the Company or any of its Subsidiaries or any Related Party of any such employee or stockholder; and (ii) there are no outstanding loans or advances to the Company or any of its Subsidiaries from any employee or stockholder of the Company or any of its Subsidiaries or any Related Party of any such employee or stockholder.

(g)           Unions. Neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement works council agreement, or similar labor union agreement. None of the employees of the Company or any of its Subsidiaries is represented by any labor organization, and to the Knowledge of the Company, there are no activities or proceedings of any labor union or any employee or group of employees of the Company or any of its Subsidiaries to organize any such employees.

(h)          Disputes. (i) No labor strike, industrial dispute, trade dispute or other dispute, slow down or stoppage against the Company or any of its Subsidiaries has occurred, is pending, threatened or, to the Knowledge of the Company, contemplated; (ii) neither the Company nor any of its Subsidiaries is involved in any negotiation regarding a claim with any trade union or other body representing employees or former employees of the Company or any of its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries has received any demand letters, civil rights charges, suits, drafts of suits, complaints or other communications related to claims made by any of its current or former employees or directors, consultants, or other service providers, whether before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any comparable body outside the United States, or any other Governmental Authority and, to the Knowledge of the Company, there is no basis therefor.

(i)           WARN Act. The Company and its Subsidiaries do not and never have employed or retained a sufficient number of employees, consultants, or other service providers to have been subject to any applicable Law regarding redundancies, reductions in force, mass layoffs, and plant closings, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (29 USC §2101), nor has the Company or any of its Subsidiaries otherwise been subject to any such applicable Law. To the extent that the Company is or has been subject to the WARN Act, any reductions in force, employee layoffs, or plant closings have been implemented in compliance with applicable Law, including the WARN Act.

(j)           Benefits for Past Service. There is no former employee, director or other service provider of the Company or any of its Subsidiaries who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company, any of its Subsidiaries or otherwise) relating to such former employee’s employment or such former director’s or service provider’s service relationship with the Company or any of its Subsidiaries except as is required under COBRA.

Section 2.13          Real Property.

(a)          Owned Real Property. Neither the Company nor its Subsidiaries owns or has ever owned any Real Property.

(b)          Leased Real Property. Section 2.13(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Leased Real Property (each, a “Real Property Lease”). The Company and each of the Subsidiaries have good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances and adverse Governmental Orders. All rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant under the leases of Leased Real Property are current. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to any Real Property Lease that may be required to be removed at the termination of the applicable lease term. All of the Leased Real Property are adequately maintained and suitable in all respects for the purpose of conducting the business of the Company and its Subsidiaries as presently conducted and no parcel of Leased Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority nor, has any such action been proposed.

Section 2.14         Environmental Matters.

(a)          Each of the Company and its Subsidiaries is and has at all times been in material compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice, letter, complaint or other communication in writing alleging that the Company or any of its Subsidiaries has any Liability under any Environmental Law or that the Company or any of its Subsidiaries is not or has at any time not been in compliance with any Environmental Law. No investigation or review regarding a violation of any Environmental Law by any Governmental Authority with respect to the Company or any of its Subsidiaries has occurred, is pending or, to the Knowledge of the Company, threatened.

(b)          Each of the Company and its Subsidiaries is and has at all times been in possession of and compliance with all certificates, registrations, Permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”), a complete and correct list of which is set forth in Section 2.14(b) of the Company Disclosure Schedule. No suspension, cancellation, modification, revocation or nonrenewal of any Environmental Permit has occurred, is pending or, to the Knowledge of the Company, threatened, and there is no basis therefor. Each of the Company and its Subsidiaries will continue to have the use and benefit of all Environmental Permits, without any adverse effort or cost to any of them or to APC, immediately after the Closing.

(c)          There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a violation by the Company or any of its Subsidiaries of, or are reasonably likely to prevent or interfere with the Company’s or its Subsidiaries’ future compliance with, any Environmental Laws. None of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance.

Section 2.15         Intellectual Property.

(a)          Generally.

(i)          Schedule 2.15(a) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all (A) Patents, indicating for each Patent that is registered or the subject of an application for registration in the applicable jurisdiction, registration number (or application number) and date issued (or date filed), and the name of the applicable inventor; (B) Trademarks, indicating for each Trademark that is registered or the subject of an application for registration in the applicable jurisdiction, the registration number (or application number) and date issued (or date filed); (C) Copyrights that are registered or the subject of an application for registration, indicating for each the applicable jurisdiction, registration number (or application number) and date issued (or date filed); (D) Domain Names, indicating for each Domain Name the applicable registrar, expiration date for the registration, and contact information of the user on whose behalf the Domain Name is registered; and (E) Social Media Accounts of the Company, indicating for each Social Media Account the applicable social media site, account name, and user name, in each case owned or purported to be owned by the Company or and used by the Company (collectively, “Company Intellectual Property Rights”). No Shareholder has any Intellectual Property Rights relating to the Company’s business that have not previously been validly assigned to the Company. All registrations pertaining to any registered Company Intellectual Property Rights are subsisting, valid and enforceable. Section 2.15(a) of the Company Disclosure Schedule also sets forth a complete and correct list of each action, if any, required to be taken with regards to the Company Intellectual Property Rights within one hundred twenty (120) Business Days after the Agreement Date for Company and its Subsidiaries to be in compliance with all requirements of applicable Law.

(ii)        Without limiting the generality of subsection (i) above, except as set forth on Section 2.15(a) of the Company Disclosure Schedule, each current or former employee, consultant and contractor of the Company or any of its Subsidiaries who develops or has developed any Intellectual Property Rights used in the Company’s business or relating to any Company Products or Technology has executed, or with respect to current employees will before the Closing Date have executed, and delivered to the Company a proprietary information, confidentiality and assignment agreement (“Invention Assignment Agreement”) that validly assigns to the Company or such Subsidiary all such Technology and Intellectual Property Rights relating to (A) the business of the Company and its Subsidiaries; or (B) their research and development that is or was created, developed, written, invented, conceived or discovered by the employee, consultant or contractor, as applicable, and that otherwise appropriately protects Company’s or any of its Subsidiaries’ rights to such Technology and Intellectual Property Rights. The failure of any employee, consultant or contractor of the Company or any of its Subsidiaries to have executed an Invention Assignment Agreement does not adversely affect the Company’s ownership of all Intellectual Property Rights that are or have been used by the Company in connection with the conduct of its business or the offer and sale of Company Products. There has been no disclosure by the Company or any of its Subsidiaries of any material Technology of the Company or any of its Subsidiaries that would compromise the status or protectability of such Technology and the Intellectual Property Rights embodied therein or the confidentiality of such confidential or proprietary information other than applications for Patents. The Company has Made Available complete and correct copies of the forms of all such Invention Assignment Agreements. With respect to Patents, Copyrights and Trademarks, all assignments of Intellectual Property Rights to the Company or its Subsidiaries that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and any applicable Governmental Authority elsewhere. There is no Intellectual Property Right of the Company or any of its Subsidiaries which is based on an invention or work of any past or current director, employee, or contractor of the Company or any of its Subsidiaries that is not owned by the Company or for which the Company or any of its Subsidiaries owes any compensation or remuneration to such director, employee, or contractor in relation to such invention or work. No current or former employee, consultant, or contractor of the Company or any of its Subsidiaries owns or has rights to any Intellectual Property Right on which any part of the business of the Company or any of its Subsidiaries relies, or of which any part of the business of the Company or any of its Subsidiaries is dependent.

(iii)       All of the Company Intellectual Property Rights are valid, subsisting and enforceable other than applications for Patent or for Copyright or Trademark registration. Except as otherwise set forth in Section 2.15(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property Rights and of all Technology used by the Company or any of its Subsidiaries, including in connection with any Company Product (other than Intellectual Property Rights or Technology that the Company or any of its Subsidiaries uses under an Inbound License Agreement identified in the Company Disclosure Schedule). All such Intellectual Property Rights and Technology owned by the Company or any of its Subsidiaries are free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims, rights or interests of any kind or nature. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or any of its Subsidiaries’ sole and exclusive ownership of any such Intellectual Property Rights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There are no facts, circumstances, or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of APC or any of its Affiliates to use or practice the Company Intellectual Property Rights following the Closing in substantially the same manner as currently used and practiced and planned by the Company as of the Closing to be used and practiced by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging or questioning the validity or enforceability of any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries or indicating an intention on the part of any Person to bring a claim that any such Intellectual Property Rights are invalid, is unenforceable or has been misused, and no Intellectual Property Rights owned or exclusively licensed by the Company, or used or practiced by the Company or any of its Subsidiaries, has been challenged or threatened.

(b)         Ownership. No present or former employee of the Company, or agent or contractor or consultant to the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property Rights. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or Works of Authorship that were created by any employee were made in the regular course of such employee’s employment or service relationship with the Company using the Company’s facilities and resources and, as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle, or were assigned by them to the Company. No such Company Intellectual Property is the subject of any Action before any Governmental Authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The Company is not subject to any Order that restricts or impairs the use of any Company Intellectual Property Right.

(c)          Sufficient of Intellectual Property Assets. The Company owns all right, title and interest in and to, or has valid and enforceable licenses to use, all Intellectual Property Rights that are necessary to the conduct of its business as currently conducted and as proposed to be conducted. The Company Intellectual Property Rights identified in the Company Disclosure Schedule, together with the Trade Secrets, unregistered Copyrights and other Technology and Intellectual Property Rights owned by the Company and its Subsidiaries and the rights granted to the Company and its Subsidiaries under the Inbound License Agreements, constitute all the Technology and Intellectual Property Rights that is used or otherwise practiced or exploited in the operation of the business of the Company and its Subsidiaries and constitute all Technology and Intellectual Property Rights that are necessary to enable the Surviving Corporation and APC to operate such business after the Closing Date in substantially the same manner as such business is planned to be conducted or as is currently conducted by the Company and its Subsidiaries. The Company is in compliance in all material respects with all contractual obligations relating to the protection of the Company Intellectual Property Rights that it uses pursuant to license or other agreements.

(d)         No Infringement by the Company. The products and services used, manufactured, marketed, sold or licensed by the Company and its Subsidiaries, including Company Products and all Technology used in the business of the Company and its Subsidiaries, and the conduct and activities of the Company and its Subsidiaries, do not infringe (directly, contributorily, by inducement or otherwise), violate, misappropriate, dilute or constitute the unauthorized use of, have not infringed (directly, contributorily, by inducement or otherwise), violated, misappropriated, diluted or constituted the unauthorized use of, and when conducted by the Surviving Corporation and APC in substantially the same manner following the Closing, will not infringe (directly, contributorily, by inducement or otherwise), violate, misappropriate, dilute or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property Rights. No Action has been initiated or is pending, and no notice or other claim, dispute, assertion, allegation or action has been received by the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries (including any employee, contractor, or consultant of the Company or any of its Subsidiaries in its capacity as such) have engaged in any activity or conduct that infringes, violates, misappropriates, dilutes or constitutes the unauthorized use of, or has infringed, violated, misappropriated, diluted or constituted the unauthorized use of, the Intellectual Property Rights of any third party, including any notice or other communication suggesting or offering that the Company or any of its Subsidiaries obtain a license to any Intellectual Property Right of a third party, and there is no basis for any such Action. Schedule 2.15(d) of the Company Disclosure Schedule accurately identifies (and the Company has provided to APC a complete and accurate copy of) each letter or other written or electronic communication sent or otherwise delivered by, or received by, the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Intellectual Property Right by the Company, or any other Person, including any unsolicited offer by a third party to license such third party’s Intellectual Property Rights, and provides a brief description of the current status of the matter referred to in such communication.

(e)           No Infringement by Third Parties. No third party is infringing, violating, misappropriating, diluting, or using without authorization, or has infringed, violated, misappropriated, diluted, or used without authorization, any Technology or Intellectual Property Rights owned by or licensed by or to the Company or any of its Subsidiaries, and no claims or other Actions for any of the foregoing have been brought or threatened against any third party by the Company or any of its Subsidiaries.

(f)            No Orders. No Technology or Intellectual Property Rights that are owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, injunction, decree, award, stipulation, agreement, or other determination or order restricting the use or other practice or exploitation thereof by the Company or any of its Subsidiaries or, in the case of Technology or Intellectual Property Rights licensed by the Company or any of its Subsidiaries to others (including in connection with any Company Product), restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any Person.

(g)          Protection of Rights. The Company has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all Company Intellectual Property Rights owned by the Company. No employee, consultant, independent contractor or agent of the Company has misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, consultant, independent contractor or agent of the Company.

(h)          Trademarks.

(i)           Company and each of its Subsidiaries is and has been at all times in compliance with applicable Law relating to each of its Trademarks (including, with respect to any registered Trademarks, payment of all registration, renewal and other fees and the timely post-registration filing of affidavits of use and renewal applications and timely filing of affidavits as required to cause such Trademarks to become incontestable) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration (in the case of any registered Trademark) or otherwise affect the use, priority, or enforceability of the Trademark in question, the defenses potentially available to any accused infringer of the Trademark, or the remedies potentially available for infringement of the Trademark.

(ii)          No registered Trademark of the Company or any of its Subsidiaries has been involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or any corresponding Governmental Authority elsewhere, and no such proceeding has been threatened. There is no basis for a claim that any Trademark of the Company or any of its Subsidiaries is unenforceable.

(iii)        There has been no prior use by any third party of any Trademark used by the Company or any of its Subsidiaries that confers upon said third party rights that are superior or senior to the rights of the Company and its Subsidiaries in such Trademark, or which could threaten the validity of such Trademark.

(iv)         All registered Trademarks owned by the Company and its Subsidiaries registered in the United States, or any other location or jurisdiction have been in continuous use by the Company and/or one or more of its Subsidiaries, or both, in all locations or jurisdictions where such Trademarks are registered in the form appearing in, and in connection with the goods and services listed in, the registration certificates or renewal certificates, as the case may be, for such Trademarks.

(v)          The Company and its Subsidiaries have taken all reasonable and appropriate actions to police its Trademarks against third party infringement or dilution.

(i)           Patents.

(i)           Each Patent of the Company and its Subsidiaries is and has been at all times in compliance with applicable Law (including payment of correct filing, examination, and maintenance fees and proofs of working or use), other than any requirement that, if not satisfied, would not result in a revocation or lapse or affect the enforceability of such Patent.

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(ii)          No Patent of the Company or any of its Subsidiaries has been or is now involved in any interference, derivation, reissue, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation or any other opposition proceeding in the United States Patent and Trademark Office or any corresponding Governmental Authority elsewhere, and no such proceeding has been threatened. No Patent of the Company or any of its Subsidiaries is subject to any compulsory license. There is no basis for a claim that any Patent of the Company or any of its Subsidiaries is invalid or unenforceable.

(iii)        There is no Patent of any Person that conflicts with any Patent of the Company or any of its Subsidiaries or invalidates any claim the Company or any of its Subsidiaries has in any Patent.

(j)           Copyrights.

(i)           Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including, with respect to any registered Copyrights, a failure to disclose required information to the United States Copyright Office, or any corresponding Governmental Authority elsewhere, in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of its Copyrights, in each case in a manner that would result in the unenforceability of any Copyright of the Company or any of its Subsidiaries.

(ii)          The Company and its Subsidiaries have taken all reasonable steps to protect their rights in and to their Copyrights.

(k)          Trade Secrets. The Company and its Subsidiaries have taken all necessary or appropriate steps in accordance with all applicable Law to protect their rights in their Trade Secrets. The Company and its Subsidiaries have taken all necessary or appropriate steps to protect their rights in the Trade Secrets of third parties. The Company and its Subsidiaries have complied at all times and in all material respects with the terms of any agreements or understandings relating to such third party Trade Secrets to which the Company or any of its Subsidiaries is a party or which otherwise bind the Company or any of its Subsidiaries.

(l)           [Reserved].

(m)         Intellectual Property Agreements.

(i)           Section 2.15(m)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements, indicating for each, the title, effective date, and parties, other than Off-the-Shelf Software Contracts.

(ii)          Section 2.15(m)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements that are in effect (or that contain licenses that are in effect) at the time of the execution of this Agreement or at Closing, indicating for each the title, effective date, and the parties thereto. No Outbound License Agreement authorizes the practice of Intellectual Property Rights granted to the Company or any of its Subsidiaries pursuant to any Inbound License Agreement in a manner that is broader in scope, longer in duration, or otherwise inconsistent in any manner with the Intellectual Property Rights granted pursuant to such Inbound License Agreement. Neither the Company nor any of its Subsidiaries has granted any third party the right to grant sublicenses under any Company Intellectual Property Rights.

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(iii)        There is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement. Complete and correct copies of all Inbound License Agreements and Outbound License Agreements that are required to be listed in the Company Disclosure Schedule have been Made Available to APC. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to any Inbound License Agreement or Outbound License Agreement is in breach or default of such Inbound License Agreement or Outbound License Agreement, as the case may be.

(iv)         The Company and its Subsidiaries are not bound by, and no Company Intellectual Property Right owned by or exclusively licensed to Company or its Subsidiaries, or any other Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or its Subsidiaries to use, exploit, license, transfer, assert or enforce any Company Intellectual Property Rights anywhere in the world.

(v)          Section 2.15(m) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Company or any of its Subsidiaries to any third party for the use or exploitation of any Technology or Intellectual Property Rights incorporated into or used in the development, preparation, testing, manufacture, distribution, provision, maintenance or support of, any Company Product.

(n)          [Reserved].

(o)          Effects of This Transaction. Neither the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company Intellectual Property Right or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product or Company Software; (ii) a breach of or default under any Inbound License Agreement, or Outbound License Agreement, or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product or Company Software; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Inbound License Agreement, Outbound License Agreement, or other Contract relating to any Company Product or Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product or Company Software; (iv) the release, disclosure or delivery of any Company Intellectual Property Right by or to any escrow agent or other third party; (v) any right of termination or cancellation under any Inbound License Agreement, Outbound License Agreement or other Company IP Contract; or (vi) the grant, assignment or transfer to any third party of any license or other right or interest in, under, or with respect to, either any of the Company Intellectual Property Rights or any other Technology or the Intellectual Property Rights of APC. Following the Closing, all Company Intellectual Property Rights will be fully transferable, alienable or licensable by APC without restriction, without payment of any kind to any third party.

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(p)          Software. The Software that is (or that the Company or any of its Subsidiaries purport to be) covered or protected by or is an embodiment of any Copyright or any other Intellectual Property Rights used by the Company or owned (or purported to be owned) in whole or in part by or exclusively licensed in whole or part to the Company or any of its Subsidiaries (and not including any Software relating to Off-the-Shelf Software Contracts (collectively, “Company Software”) was (i) developed by employees of the Company and its Subsidiaries acting within the scope of their employment who assigned any Intellectual Property Rights that they may have in or to such Software to the Company or the applicable Subsidiary pursuant to valid and enforceable Invention Assignment Agreements; or (ii) developed by independent contractors who assigned any Intellectual Property Right that they may have in or to such Software to the Company or the applicable Subsidiary pursuant to valid and enforceable Invention Assignment Agreements. No Company Software contains or is derived from any programming code, documentation or other materials or development environments that are covered or protected by or embody the Intellectual Property Rights of any Person other than the Company and its Subsidiaries (except to the extent of Intellectual Property Rights exclusively licensed to the Company and its Subsidiaries). Section 2.15(p) of the Company Disclosure Schedule lists all of the Company Software. All Intellectual Property Rights held by employees or contractors of the Company or any of its Subsidiaries that are practiced by the Company or any of its Subsidiaries have been duly licensed to the Company and its Subsidiaries for the full scope of such practice in valid and enforceable Invention Assignment Agreements.

(q)          Open Source and Related Matters. The Company has not and does not utilize any Open Source Technology in connection with the Company Products or Software used by the Company.

(r)           Industry Organizations and Consortia. Section 2.15(r) of the Company Disclosure Schedule sets forth a complete and correct list of each standards setting organization, industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any of its Subsidiaries is currently participating, or in which the Company or any of its Subsidiaries has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority (each, a “SIG”), and a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such organizations, bodies and other activities, copies of all of which have been Made Available to APC.

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(s)           Information Technology and Systems. The computer, information technology and data processing systems, facilities and services used by or for the Company and its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries. The Systems are maintained and in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operations of the Company and its Subsidiaries. There are no substantial alterations, modifications or updates to the Systems intended or currently required or that will be required in the near future for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from Contaminants and document the Systems. All Systems are owned or rightfully possessed by, operated by and under the control of the Company and its Subsidiaries. There has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company or any of its Subsidiaries. There has been no data breach, intrusion, unauthorized access or other cybersecurity incident affecting any Systems. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice) in a commercially reasonable attempt to avoid material disruption or interruption to the business of the Company and its Subsidiaries. The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.

(t)           No Government Funding. No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Company Products or Company Intellectual Property Rights, nor does any Governmental Authority or any university, college, other educational institution, or research center own, purport to own, have any other rights in or to (including through any license), or have any option to obtain any rights in or to, any Company Products or Company Intellectual Property Rights.

(u)          Social Media Accounts. All use of Social Media Accounts complies with and has complied in all material respects with (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts; and (ii) applicable Laws. No employee, consultant or contractor of Company has any Intellectual Property Rights or other rights to or regarding any Social Media Account relating to the Company or any Company Products. Such Social Media Accounts are transferable from Company to APC.

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(v)          Data Protection. Section 2.15(v) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data or User Data maintained by or for the Company or its Subsidiaries at any time, the types of Personal Data or User Data in each such database, the means by which such data was collected, and the security policies that have been adopted and maintained with respect to each such database. Each of the Company and its Subsidiaries is and has at all times been in compliance with all Data Protection Laws. Each of the Company and its Subsidiaries has used commercially reasonable efforts to ensure that Personal Data or User Data are protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of its Subsidiaries (or any of their respective employees or contractors), and no Person (including any Governmental Authority) has made any claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of its Subsidiaries (or any of their respective employees or contractors) (and there is no reasonable basis for any such claim or Action). The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement comply with all Data Protection Laws and Company Privacy Policies. Each of the Company and its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable Persons required by Data Protection Laws and has filed any required registrations with the applicable data protection authority, a list of those registrations is set forth in the Company Disclosure Schedule. The Company’s collection and dissemination of personal customer information in connection with their businesses has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company, and all applicable privacy policies adopted by the Company.

(w)         Privacy Policies. The Company and all of its Subsidiaries have complied at all times and in all material respects with all of the Company Privacy Policies. To the extent required by applicable Law, the Company and its Subsidiaries have posted such Company Privacy Policies on their respective websites and mobile applications, if any, in a manner readily available to users of such websites and mobile applications. The Company and all of its Subsidiaries have complied at all times and in all material respects with any privacy policies and privacy obligations of any third party under the terms of any agreements or understandings to which the Company or any of its Subsidiaries is a party or which otherwise bind the Company or any of its Subsidiaries.

Section 2.16         Taxes.

(a)          Tax Returns. The Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed under applicable Law in any jurisdiction in which the Company or such Subsidiary is or has been subject to Tax, and such Tax Returns are complete and correct in all respects, were prepared in compliance with applicable Law, and correctly reflect the Liability for Taxes and other information required to be reported thereon. Such Tax Returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement under Sections 6662, 6662A and 6707A of the Code (or any predecessor provision or comparable provision of state, local or foreign Law) and Treasury Regulation Section 1.6011-4. No position reflected in a Tax Return of or with respect to Company or any of its Subsidiaries could subject the Company or such Subsidiary to penalties.

(b)          Extensions. Neither the Company nor any of its Subsidiaries has requested nor received an extension of time to file any Tax Return (other than any automatic extensions of time for filing any Tax Return that is allowable under applicable Law) and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(c)          Payment. The Company and its Subsidiaries have timely paid all Taxes (whether or not shown or required to be shown on any Tax Return and any other Tax filings) that have become due and payable, and the Company has adequately provided in the Financial Statements and the Interim Financial Statements (without regard to any footnotes) for all Taxes accrued through the date of such Financial Statements and Interim Financial Statements that were not yet due and payable as of the date thereof. All Taxes of the Company or any of its Subsidiaries accrued following the end of the most recent period covered by the Financial Statements have arisen in the ordinary course of business consistent with past practice and do not exceed comparable amounts incurred in similar periods (or partial periods, as applicable) in prior years (taking into account any changes in the Company’s or such Subsidiary’s operating results). Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Person.

(d)          Post-Closing Periods. Except for such items, if any, as are specified in Section 2.16(d) of the Disclosure Schedule, no item of income or gain reported by the Company or any of its Subsidiaries for financial accounting purposes in any period prior to the Closing Date will be required to be included in the taxable income of the Company or such Subsidiary in any period following the Closing Date, and no item of loss or deduction of the Company or any of its Subsidiaries required to be reported for financial accounting purposes in any period following the Closing Date was claimed as a deduction from taxable income in any period prior to the Closing Date. Neither the Company nor any of its Subsidiaries has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes for a taxable period or portion thereof ending on or prior to the Closing Date made on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (iv) installment sale or option transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date. The transactions contemplated by this Agreement will not give rise to any Liability for Tax of the Company or any of its Subsidiaries, with the exception of any Transfer Taxes for which Stockholders are liable hereunder.

(e)          Tax Characterization. Neither the Company nor any of its Subsidiaries is or has been (or has owned an interest in) (i) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) a passive foreign investment company within the meaning of Section 1297 of the Code; or (iii) a controlled foreign corporation within the meaning of Section 957 of the Code. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which was the Company); or (ii) is or could be liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract, by operation of Law or otherwise.

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(f)           Tax Action. No claim for assessment or collection of Taxes has been or is presently being asserted or is otherwise outstanding against the Company or any of its Subsidiaries; no rationale underlying a claim for Taxes has been asserted previously by any Taxing Authority that reasonably could be expected to be asserted in any other period; and there is no Action by any Taxing Authority pending or threatened against the Company or any of its Subsidiaries; and there are no Encumbrances for Taxes upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding powers of attorney with respect to Taxes. There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries.

(g)          Tax Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(h)          Losses. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of the Company or any of its Subsidiaries, other than by virtue of or resulting from the Company’s status as an S corporation. Neither the Company nor any of its Subsidiaries will lose its right to carry forward any such losses for the purposes of Tax as a result of entering into this Agreement or the execution thereof, other than by virtue of or resulting from the Company’s status as an S corporation and other than by reason of the application of Section 382 of the Code (and comparable provisions of applicable Law) to the transactions contemplated by this Agreement.

(i)           Post-Closing Tax Returns. Section 2.16(i) of the Company Disclosure Schedule sets forth a complete and correct list of all Tax Returns of the Company and each of its Subsidiaries required to be filed following the Closing Date with respect to any period or portion thereof prior to the Closing Date.

(j)           Jurisdictions. Each of the Company and its Subsidiaries has at all times been resident for Tax purposes in its place of organization and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return that the Company or such Subsidiary is required to file such Tax Return or may be subject to Tax with respect to such Tax Return, nor is there any basis for any such claim.

(k)          Tax Returns. The Company has Made Available to APC complete and correct copies of: (i) all governmental, federal, municipal, state and foreign income, franchise or similar Tax Returns, and all other material Tax Returns, of the Company and each of its Subsidiaries for all tax years with respect to which the applicable statute of limitations has not expired; and (ii) any audit report, ruling, closing agreement, technical advice memorandum, tax holiday or similar document issued since the inception of each of the Company and such Subsidiary (or otherwise with respect to any audit or proceeding) relating to Taxes of the Company or any of its Subsidiaries. No election has been made with respect to Taxes of the Company or any Subsidiary in any Tax Return that has not been Made Available to APC.

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(l)           Deductions. There is no Contract to which the Company or any of its Subsidiaries is a party that could, individually or collectively, result (or has resulted) in the payment of any amount that would not be deductible by reason of Sections 162 (other than 162(a)) or 404 of the Code. Neither the Company nor any of its ERISA Affiliates has any Liability to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to Section 457A of the Code. For all applicable Tax purposes and during all relevant times, each of the Company and its Subsidiaries has properly treated as an employee each Person required to be treated as an employee of the Company or such Subsidiary, as applicable.

(m)         Transfer Pricing; Records and Reporting. All charges for goods or services made between the Company and its Subsidiaries, between the Company’s Subsidiaries, or between the Company or any of its Subsidiaries and a Person that is otherwise under common “control” (within the meaning of Section 482 of the Code) with the Company or such Subsidiary, satisfy all transfer pricing requirements under applicable Law and none of such charges is subject to adjustment under Section 482 of the Code or under any comparable provision of other applicable Law. The Company and its Subsidiaries have complied with all information reporting and record keeping requirements under applicable Law, including retention and maintenance of required records with respect thereto. All records kept by the Company and its Subsidiaries in compliance with such applicable Law have been Made Available to APC for inspection.

(n)          Partnerships. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other Contract that would reasonably be expected to be treated as a partnership for any income Tax purposes.

(o)          Non-Taxable Transactions. Neither the Company nor any of its Subsidiaries has been involved in a third-party transaction in the last three (3) years with any Person or Persons, that purported or was intended to be a non-taxable transaction (either in whole or in part) and governed (either in whole or in part) by Section 332, Section 351, Section 355, Section 368, Section 721, Section 731 or Section 1031 of the Code (or similar provision of state, local or foreign Law).

(p)          Nonqualified Deferred Compensation Plans. Section 2.16(p) of the Company Disclosure Schedule lists each Employee Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement maintained, established or entered into by the Company, any of its Subsidiaries, and any of its ERISA Affiliates that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code. With respect to each such nonqualified deferred compensation plan, (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former employee, director or consultant of the Company or its Subsidiaries, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to any current or former employee, director or consultant for Tax-related payments under Section 409A of the Code.

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(q)          Parachute Payments. Neither the Company nor any of its Subsidiaries has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). Section 2.16(q) of the Company Disclosure Schedule lists each “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) determined as of the date hereof. There is no written or unwritten agreement, plan, arrangement or other Contract by which the Company or any of its Subsidiaries is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

Section 2.17         Material Contracts.

(a)          Section 2.17(a) of the Company Disclosure Schedule sets forth a complete and correct list (grouped according to the categories described in the subsections below) of all Contracts of the following nature to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, is otherwise currently bound, whether the Company is currently bound by active provisions or surviving provisions of expired or terminated Contracts (each a “Material Contract” and collectively, the “Material Contracts”):

(i)           any Contract in respect of the Company’s and its Subsidiaries’ businesses relating to, and evidences of, Indebtedness of the Company or any of its Subsidiaries for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000;

(ii)          any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any Liability of, any Person;

(iii)        other than Company Stock Plans and agreements evidencing Company Options (if any) set forth in Section 2.3(e) of the Company Disclosure Schedule and the Company Warrants (if any) set forth in Section 2.3(f) of the Company Disclosure Schedule, any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries, or for the purchase of any debt or equity security or other ownership interest of any Person;

(iv)         any Contract (A) granting exclusive rights to sell to any Person in any manner, use, develop, distribute, make available or otherwise exploit any Company Product; or (B) otherwise contemplating an exclusive relationship between Company or its Subsidiaries and any other Person;

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(v)          any Contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, or with any other Person, sell to any Person in any manner, use, develop, distribute, make available or enforce any Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries, or hire or solicit any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation;

(vi)         any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents;

(vii)        any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), or is a Guarantor with respect to, (A) any Real Property; or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of $25,000;

(viii)      any executory Contract for the sale or purchase of any Real Property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(ix)         any Contract obligating the Company or any of its Subsidiaries to indemnify or hold harmless any Person in an amount in excess of $25,000;

(x)          any Contract containing confidentiality clauses; provided, that without limiting the Company’s obligation under any part of this subsection (a) other than this subsection (a)(x) to list Contracts in Section 2.17(a) of the Company Disclosure Schedule, the Company is not obligated hereunder to list in Section 2.17(a)(x) of the Company Disclosure Schedule (A) any non-disclosure agreements in the Company’s standard form so long as a copy of such standard form has been Made Available to APC; or (B) any Contract disclosed and Made Available to APC pursuant to another subsection of this subsection (a) containing any standard confidentiality clauses;

(xi)         any Contract relating in whole or in part to, or that includes (A) any sale, assignment, hypothecation, other transfer, license, option, other grant of rights under or with respect to or covenant not to bring claims for infringement or other misappropriation of any Intellectual Property Rights; or (B) any use limitation with respect to any Technology or Intellectual Property Rights;

(xii)        any Contract relating to the acquisition, transfer, development or sharing of any Technology or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company or its Subsidiaries);

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(xiii)      any license agreement regarding Company Intellectual Property (other than Off-the-Shelf-Software Contracts);

(xiv)       any Contract with any Related Party of the Company or any of its Subsidiaries or with any Related Party of such Related Party;

(xv)        any employment, consulting or professional services Contract;

(xvi)       any licensing, reselling, sales, marketing, merchandising or distribution Contract;

(xvii)      any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xviii)    any power of attorney given by the Company (other than a power of attorney given in the ordinary course of business with respect to routine tax matters);

(xix)       any Contract set forth or required to be set forth in Section 2.15(m)(i) or Section 2.15(m)(ii) of the Company Disclosure Schedule;

(xx)        any Contract with any labor union or providing for benefits under any Employee Plan;

(xxi)       any Contract relating to settlement of any administrative or judicial proceedings within;

(xxii)     any Government Contract;

(xxiii)    any distribution agreement or other Contract relating to distribution of any Company Products;

(xxiv)     any sales representative, commission or other Contract relating to compensation payable to consultants, sales representatives or other third parties with respect to sales of any Company Products;

(xxv)      any wholesaler, supply, or other Contract with any third party relating to supply to the Company of raw materials or other products used in connection with the manufacture, preparation of sale of any Company Products;

(xxvi)     any Contracts with insurance companies, any Governmental Authority or other third party payors concerning reimbursement or payments for Company Products;

(xxvii)    any Contract not otherwise disclosed pursuant to another subparagraph of this Section 2.19 that was not made in the ordinary course of business; and

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(xxviii)  any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of $25,000 on an annual basis or in excess of $50,000 over the current Contract term; (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than thirty (30) Business Days’ notice; or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)          The Company has Made Available complete and correct copies of the Material Contracts to APC, including all modifications, amendments and supplements thereto. Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or a Subsidiary thereof, as applicable, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect in accordance with its terms. There is no material breach or default under any Material Contract either by the Company or any of its Subsidiaries or to the Knowledge of the Company, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party, and neither the Company nor any of its Subsidiaries has received any claim of any such breach or default.

(c)          No party to any Material Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries in respect of any breach or default thereunder.

(d)          There are no expired Contracts to which the Company or any of its Subsidiaries, or any of their respective properties or assets, is otherwise bound or has rights.

Section 2.18         Tangible Assets; Inventory.

(a)          The Company and its Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business consistent with past practice since the date of the Balance Sheet (except for those assets sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice), in each case free and clear of any Encumbrances, except (i) as reflected on the Balance Sheet; (ii) for Encumbrances arising from the Lender Agreements; and (iii) except for such imperfections of title, if any, that do not interfere with the present value of the subject property. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company or its Subsidiaries have been at all times maintained in all respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

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(b)          The inventories of the Company and its Subsidiaries are of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. The inventories of the Company and its Subsidiaries are reflected on the Balance Sheet and in the books and records of the Company and its Subsidiaries (A) with respect to the Unaudited Financial Statements accurately and in accordance with applicable Law; and (B) with respect to the Audited Financial Statements will be reflected in accordance with GAAP, in each instance applied on a basis consistent with past practice. The inventory level is adequate for the Company and not in excess of normal operating requirements of the Company and its Subsidiaries.

Section 2.19         Insurance. The Company and its Subsidiaries maintain insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. All Insurance Policies maintained by the Company and its Subsidiaries are listed in Section 2.19 of the Company Disclosure Schedule. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed Liability under any such policy or indicated any intent to do so or not to renew any such policy. No claim currently is pending under any such policy, and all prior claims under the Insurance Policies have been filed in a timely fashion. Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has established or operated under a formalized self-insurance program.

Section 2.20         Compliance with Anti-Corruption Laws.

(a)          None of the Company, any of its Subsidiaries, or any Representatives of the Company or any of its Subsidiaries have, directly or indirectly, taken any action which would cause them to be in violation of any applicable anti-corruption, anti-kickback or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any Governmental Authority of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(b)          None of the Company, any of its Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, or any independent sales representative, resellers, consultants, intermediaries, distributors of the Company or other Person acting on behalf of the Company or any of its Subsidiaries, have, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

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(c)          The Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization; and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(d)          The books, records and accounts of the Company and its Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(e)          None of the Company, any of its Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, or any other Person acting on behalf of the Company or any of its Subsidiaries, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(f)           Neither the Company nor any of its Subsidiaries has entered into any transaction with any of its Affiliates that has provided to the Company or any of its Subsidiaries revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

(g)          For purposes of this Section only, the term “Representatives” will also mean, with respect to any Person, such Person’s resellers, distributors, consultants and intermediaries.

Section 2.21        Product Warranties. Section 2.21 of the Company Disclosure Schedule sets forth complete and correct copies of all warranties and guaranties, and written descriptions of any oral warranties or guaranties, given by the Company and its Subsidiaries currently in effect with respect to their respective products and services. No warranties have been given with respect to the Company’s or any of its Subsidiary’s products and services other than those for which complete and correct copies have been Made Available to APC, and no oral warranties have been given or made other than those described in Section 2.21 of the Company Disclosure Schedule. There have not been any material deviations from or modification to such warranties and guaranties, and none of the salesmen, employees, distributors and agents of the Company or any of its Subsidiaries is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Company nor any of its Subsidiaries has received any warranty claims, has any warranty claims pending, or, to the Knowledge of the Company, is threatened with any warranty claims under any Contract, and there is no basis for any such claim.

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Section 2.22         Suppliers and Customers.

(a)          Section 2.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of: (i) the ten (10) largest suppliers to the Company and its Subsidiaries, taken together, during each of the past two (2) fiscal years prior to the Agreement Date (based on the aggregate Dollar amount paid to such supplier by the Company and its Subsidiaries during each such year) (the “Top Suppliers”); (ii) the twenty (20) largest customers of the Company and its Subsidiaries, taken together, during each of the past two (2) fiscal years prior to the Agreement Date (based on the aggregate Dollar amounts of payments received by or due to the Company and its Subsidiaries during each such year) (the “Top Customers”); and (iii) the twenty (20) largest distributors of the Company and its Subsidiaries, taken together, during each of the past two (2) fiscal years prior to the Agreement Date (based on the aggregate Dollar amount of revenue recognized by the Company and its Subsidiaries during each such year) (the “Top Distributors”). The Company has not granted any credit, rebate, trade-in, free return or other sales terms to any Top Customer or other customer, or any Top Distributors, which differ from terms granted in the ordinary course of business consistent with past practice, which terms are described on Section 2.24(a) of the Company Disclosure Schedule. All Top Customers are current in their payment of invoices and neither Company nor any of its Subsidiaries has, or had, any material disputes with any Top Customer that arose or remained unresolved during the past 12 months. Neither Company nor any of its Subsidiaries has any knowledge of any material dissatisfaction on the part of any Top Customer or any facts or circumstances that would reasonably be expected to lead to such material dissatisfaction. During the past 12 months, other than arising out of or with respect to amounts owed by the Company to one or more Top Suppliers or Top Distributors (which amounts are reflected in the Financial Statements), and other than as reflected in revenues from sales to Top Customers and changes in Company Products during the past 12 months, neither Company nor any of its Subsidiaries has received any written or oral notice from any Top Supplier, Top Customer or Top Distributor suggesting that any of them will not continue as a supplier, customer or distributor, as the case may be, of Company or any of its Subsidiaries, or that they intend to terminate, breach or request a material modification to existing Contracts with Company or its Subsidiaries.

(b)          Other than arising out of or with respect to amounts owed by the Company to one or more Top Suppliers or Top Distributors (which amounts are reflected in the Financial Statements), and other than as reflected in revenues from sales to Top Customers during the past 12 months and changes in Company Products during the past 12 months, neither the Company nor any of its Subsidiaries has received any notice, letter, complaint from or other communication from, any Top Supplier, Top Customer or Top Distributor to the effect that it (i) intends to reduce its business relationship with the Company or any of its Subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries; or (ii) intends to cease performing its obligations under any Contract with the Company or any of its Subsidiaries in any manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries.

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Section 2.23        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.24        Books and Records. All of the records, data, information, databases, systems and controls maintained, operated or used by the Company or any of its Subsidiaries in connection with the conduct or administration of their businesses (including all means of access) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

Section 2.25        Bank Accounts; Powers of Attorney. Section 2.25 of the Company Disclosure Schedule sets forth a complete and correct list showing (a) all banks in which the Company or any of its Subsidiaries maintains a bank account or safe deposit box, together with, as to each such bank account, (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type and primary use of account; (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the type of access each such signer holds (Administrative, View, Transactional, etc.); and (v) the approximate amount held in such account as of the Agreement Date, and with respect to each such safe deposit box, (x) the name of the bank or other financial institution at which such safe deposit box is maintained; (y) the account number; (z) and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company or any of its Subsidiaries, complete and correct copies of which have been Made Available to APC.

Section 2.26         Legal Status of Directors, Officers, Employees and Contractors. Section 2.26 of the Company Disclosure Schedule sets forth the names of each current officer and directors of the Company and each of its Subsidiaries. None of the Company’s directors or officers and, to the Knowledge of the Company, none of the Company’s employees or contractors are or have been (or have been notified that they may be) (a) subject to voluntary or involuntary petition under any bankruptcy/insolvency Laws for his or her business or property, or any partnership in which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named in a pending criminal proceeding (excluding traffic violations); (c) subject to any court order enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; (d) found by a Governmental Authority to have violated any securities, commodities, or unfair trade practices Law; or (e) identified on any of the following documents: (i) the Office of Foreign Assets Control of the United States Department of the Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

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Section 2.27         Related Party Transactions.

(a)          No Related Party of the Company or any of its Subsidiaries (though to the Knowledge of the Company with respect to Immediate Family members of a Person described in clause (iii) or (v) of the definition of Related Party): (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, vendor or service provider, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business, or in any pharmacy other than the Company, or has any interest in any Person that has a business relationship with the Company (except with respect to any interest of less than five percent (5%) of the stock of a publicly-traded company); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business consistent with past practice at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.

(b)          There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries or to the Company’s Knowledge (any Related Party of such Related Party), on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries.

(c)          There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any Liability to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the other Transaction Documents.

Section 2.28         Export Control Laws. Each of the Company and its Subsidiaries is and has at all times been in compliance with all Export Control Laws. Without limiting the foregoing: (a) each of the Company and its Subsidiaries has obtained all export licenses and other approvals required for its exports of products, services and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) each of the Company and its Subsidiaries is in compliance with the terms of such applicable export licenses or other approvals; (c) there are no pending or threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and (d) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future Actions against the Company or any of its Subsidiaries.

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Section 2.29         Accounts Receivable. The Company has Made Available to APC an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries as of the Agreement Date. Each account receivable is (i) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and are current, not subject to set-offs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; (iii) are and will be current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with the Company’s customary practices and specifically reflected in the Company’s Financial Statements as carried on the books of the Company. None of such accounts receivable is past due more than ninety (90) days, and there is no contest, claim, defense or right of setoff with any current account debtor of an accounts receivable relating to the amount or validity of such accounts receivable. The Company does not advance premiums or other monies to customers nor does it have any Contracts with customers pursuant to which the Company is obligated to provide services to customers without charge to the customer or at a discount to the customer, whether as a result of the time period the Company provides services to the customer, as a result of the volume of products or services provided to the customer, or otherwise. The Company has not offered any material rebates to any of its customers which will apply at any time after the Effective Time.

Section 2.30         Accounts Payable. Section 2.30 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company and each of its Subsidiaries as of the Agreement Date; and (ii) all notes payable of the Company each of its Subsidiaries and all other Indebtedness of the Company and each of its Subsidiaries for borrowed money as of the Agreement Date.

Section 2.31        Information Statement. None of the information included in any information statement that the Company may provide to its Stockholders relating to the Stockholders’ Written Consent, or any amendments or supplements thereto, in each case in the form mailed or delivered to Stockholders, will, at the date delivered to such Stockholders and at the date of such consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading. Any such information statement, insofar as it relates to the solicitation of the Stockholders’ Written Consent, will comply as to form with any applicable provisions of the ABCA.

Section 2.32        Code of Conduct. The Company has adopted a code of conduct, a true and correct copy of which has been Made Available to APC. Section 2.32 of the Company Disclosure Schedule sets forth a complete and correct list of any violations of the Company’s code of conduct that have been reported to Company management within the past three (3) years or have been investigated by the Company and any steps that have been taken by the Company to address any violations of the Company’s code of conduct.

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Section 2.33         Representations Complete. None of the representations and warranties contained in this Article or any statement made in any schedule (including, without limitation, the Company Disclosure Schedule) or certificate furnished by the Company contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF APC AND MERGER SUB

APC and Merger Sub represent and warrant to the Company as follows:

Section 3.1           Organization and Power. Each of APC and Merger Sub (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on APC.

Section 3.2           Authorization; Enforceability. APC and Merger Sub each has the power and authority to execute, deliver and perform its obligations under this Agreement and any Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party and the consummation of the Transactions by each of APC and Merger Sub of this Agreement and any Transaction Documents to which it is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its Stockholders. This Agreement and any Transaction Documents to which it is a party have been duly executed and delivered by APC and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of APC and Merger Sub, enforceable against APC and Merger Sub in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally; and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.3           Noncontravention.

(a)          The execution, delivery and performance of this Agreement and the consummation of the Transactions by APC and Merger Sub will not (1) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person (other than those that have been obtained) in accordance with any provision of the organizational documents of APC or Merger Sub; (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both) any Contract, Permit or Law applicable to APC or Merger Sub; or (3) otherwise have an adverse effect upon the ability of APC or Merger Sub to consummate the Transactions.

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(b)          No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to APC or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the Transactions, except for the filing of the Certificate of Merger, and except for (i) notifications to NASDAQ regarding the issuance of shares constituting the Merger Consideration; (ii) such consents, waivers, approvals, orders, authorizations, declarations and filings as may be required under applicable securities laws; and (iii) such consents, waivers, approvals, orders, authorizations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on APC.

Section 3.4           Merger Sub. Merger Sub is a direct, wholly owned subsidiary of APC formed for the purposes of effecting the Merger. There is no agreement outstanding pursuant to which any Person has any existing or contingent right to acquire any stock of Merger Sub. Merger Sub owns no assets, has no Liabilities and has conducted no activities other than those necessary to effectuate the Merger.

Section 3.5           APC Common Stock. The APC Common Stock which constitutes the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

Section 3.6           SEC Reports. APC has Made Available (via the SEC’s Edgar website) to the Company a correct and complete copy of the Company’s Transition Report on Form KT for the transition period ended December 31, 2014, and each periodic report filed by APC with the SEC on or after the date of such Report (the “SEC Reports”). The SEC Reports (a) were prepared in accordance in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be; and (b) did not at the time they were filed (or if amended or superseded by a filing before the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
COVENANTS

Section 4.1          Conduct of Business of the Company. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Company shall, and shall cause its Subsidiaries to:

(a)          conduct the businesses of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice and in compliance in all respects with all applicable Law;

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(b)          maintain its existence in good standing under applicable Law and, except as required under this Agreement, use commercially reasonable efforts in the circumstances to preserve intact their present business organizations, lines of business and their relationships with customers, suppliers, distributors, licensors, lessors and other third parties having business dealings with the Company and its Subsidiaries, in each case, consistent with the Company’s and its Subsidiaries’ past practice, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)          (i) use commercially reasonable efforts in the circumstances to pay all of its Taxes when due, subject to good faith disputes over such Taxes; (ii) timely file all Tax Returns required to be filed in a manner consistent with past practice except as otherwise required by applicable Law and pay the expenses of preparation for such Tax Returns; (iii) perform its other obligations when due (other than with respect to payment of Indebtedness); (iv) use commercially reasonable efforts in the circumstances to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice; (v) recognize revenue consistent with past practice and policies and in accordance with GAAP requirements; (vi) except as required under this Agreement or otherwise requested by APC, use commercially reasonable efforts to keep available the services of its present officers and employees; and (vii) maintain its assets and properties in good operating condition and repair;

(d)          assure that each of its Contracts (other than with APC) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to APC prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(e)          except as contemplated by this Agreement and the agreements and instruments referenced herein, maintain its Real Property Leases in substantially the same condition as the same exist on the date hereof (reasonable wear and tear excepted) and in accordance with the terms of the applicable lease;

(f)           maintain the Company’s current insurance coverage covering the reasonably anticipated risks of the Company’s business, and upon any damage, destruction or loss to any of the Company’s assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof; and

(g)          perform in all respects their respective obligations under each Material Contract (other than with respect to payment of Indebtedness).

Section 4.2           Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1(a) (Conduct of Business of the Company), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall cause each of its Subsidiaries to not, directly or indirectly, do, propose to any third party to do (other than proposals to APC for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly set forth otherwise in or contemplated by this Agreement or as consented to in writing by APC):

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(a)          amend or otherwise change its articles of incorporation or bylaws or equivalent governing documents;

(b)          issue, sell, pledge, dispose of, grant or otherwise subject to any Encumbrance, or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock, or any other ownership interest, of the Company or any of its Subsidiaries;

(c)          transfer, lease, sell, pledge, license, dispose of or subject to any Encumbrance any assets or properties of the Company or its Subsidiaries, except for sales of products in the ordinary course of business consistent with past practice;

(d)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares of capital stock;

(e)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares of capital stock or make any change to the Company’s capital structure, except for repurchases of shares in connection with any termination of service;

(f)           (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any Person or any amount of assets, except inventory in the ordinary course of business consistent with past practice; (ii) incur any Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any Person; (iii) make any loans, advances or capital contributions, except for loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business consistent with past practice; (iv) make, authorize, or make any commitment with respect to any single capital expenditure that is, individually, in excess of $25,000 or is, together with other capital expenditures that the Company or any of its Subsidiaries has made, authorized or made a commitment with respect to following the Agreement Date, in excess of $50,000; (v) make or direct to be made any capital investments in any Person; or (vi) enter into or amend any Contract with respect to any matter set forth in this subsection (f);

(g)          (i) increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by an Employee Plan, to its current and former directors, officers or employees or other service providers; (ii) grant any severance or termination pay or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting or termination Contract with, any current or former director, officer or other employee or other service providers of the Company; (iii) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any current or former director, officer or employee or other service providers; (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit; (v) hire, elect or appoint any officer, director or employee (other than to fill open requisitions previously disclosed to and approved by APC); or (vi) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any Key Employee or any other officer or other key personnel of the Company;

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(h)          announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company;

(i)           enter into a new line of business;

(j)           incur any new Indebtedness (other than increases in Indebtedness from Contracts or arrangements entered into or in existence as of the Agreement Date) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances;

(k)          except as required hereunder, make or change any GAAP accounting treatment election, adopt or change any accounting period, or adopt or change any accounting method;

(l)           except with respect to matters disclosed in Section 2.16 of the Company Disclosure Schedule, make, change or revoke any Tax election or allow any Tax election previously made to expire, file any amended Tax Return, adopt or change any Tax accounting method or Tax accounting period, enter into, cancel or modify any agreement with a Taxing Authority, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Closing and for which the statute of limitations is still open or under which a record retention agreement is in place with a Taxing Authority, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such other similar action would have the effect of increasing the Liability for Taxes of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(m)         negotiate, settle, pay, discharge or satisfy any Action or Liability (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, arbitration or other Action, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

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(n)          enter into any Contract or amendment that would constitute a Material Contract, amend or modify or consent to the termination of any Material Contract, or amend or modify, waive or consent to the termination of the Company’s rights thereunder or waive, release, or consent to the termination of any claims or rights of material value to the Company; or enter into any new Contract or amendment of an existing Contract with 4 HIMS, Tribute, or any Related Party of the Company or any shareholder, employee or officer of the Company (except as contemplated by this Agreement);

(o)          enter into any agreement for the purchase, lease, sublease or license of Real Property, or any operating lease or any renewals thereof;

(p)          terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

(q)          terminate, waive or cancel any right or registration of a right, of substantial value, including taking any action that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any Intellectual Property Right;

(r)           enter into or amend or otherwise modify any Contract or arrangement with any director, officer or other Affiliate of the Company;

(s)           commence or settle any Action other than (i) for the routine collection of invoices; (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with APC prior to the filing of such an Action); or (iii) for a breach of this Agreement;

(t)           enter into, participate in, establish or join any SIG or other multi-party special interest activities;

(u)          pay or become liable to pay any costs or expenses of any Stockholder arising out of or related to the transactions contemplated by this Agreement or the Transaction Documents; or

(v)          announce an intention, enter into any formal or informal Contract or otherwise make a commitment to take any of the actions described in clauses (a) through (u) in this Section, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 5.1 (Conditions to Obligations of APC) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in Section 5.1 (Conditions to Obligations of APC) would not be satisfied).

Section 4.3           Reasonable Efforts.

(a)          Each of the parties to this Agreement agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including, subject to any applicable limitations set forth in this Section and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article 5 (Conditions to the Merger) and executing and delivering such other instruments and doing and performing such other acts and things as may necessary or reasonably desirable for effecting the consummation of the Merger and the other transactions contemplated hereto.

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(b)          Without prejudice to the provisions of Section 5.1(a) and Section 5.2(b), APC and the Company shall cooperate in good faith with respect to the preparation and filing of such notifications, applications or filings as APC may deem appropriate with the State Boards of Pharmacy or similar regulatory bodies in order to obtain any pharmacy, wholesale or other licenses or permits that may be required under applicable Law after the Closing.

(c)          Notwithstanding anything to the contrary herein, nothing in this Agreement shall require APC or any of its Subsidiaries or Affiliates to, and, except with the prior written consent of APC, neither the Company nor any Stockholder shall take any action to or shall allow any of the Subsidiaries of the Company to, consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of APC, the Company or any of their respective Subsidiaries or Affiliates. Notwithstanding anything to the contrary herein, in no event shall APC or any of its Subsidiaries or Affiliates be obligated to litigate or participate in the litigation of any Action, whether judicial or administrative, brought by any Governmental Authority or appeal any order (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Merger or seeking to obtain from APC or any of its Subsidiaries or Affiliates any damages in connection therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, APC or any of their respective Subsidiaries or Affiliates of all or any portion of the business or assets of APC or the Company or any of their respective Subsidiaries or Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of APC, the Company or any of their respective Subsidiaries or Affiliates, in each case as a result of, or in connection with, the Merger; (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of APC or any of its Subsidiaries or Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company; (iv) seeking to require divestiture by APC, the Company or any of their respective Subsidiaries or Affiliates of any shares of capital stock of the Company or any business or assets of the Company or its Subsidiaries or APC or its Subsidiaries or Affiliates; or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to APC of the transactions contemplated by this Agreement or any Transaction Document.

Section 4.4           Stockholder Approval.

(a)          As soon as practicable following the execution and delivery of this Agreement, but in any event no later than five (5) hours thereafter, the Company shall both (i) deliver to each of the Persons identified in Schedule 4.4 (the “Principal Stockholders”) (or their proxies) the Joinder Agreement containing the Stockholders’ Written Consent; and (ii) use commercially reasonable best efforts to obtain a fully executed Joinder Agreement from each of the Principal Stockholders (with copies to APC). The Company shall ensure that the Joinder Agreement and Stockholders’ Written Consents delivered by the Principal Stockholders shall have been obtained and executed in compliance with, and are valid and effective under, the ABCA and other applicable Law and the Company’s articles of incorporation and its bylaws.

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(b)          As soon as possible after obtaining the Requisite Stockholder Approval, the Company shall use commercially reasonable best efforts in accordance with this Agreement, applicable Law, its articles of incorporation and its bylaws to solicit Stockholders’ Written Consents from all Stockholders who have not yet executed Stockholders’ Written Consents, by delivering to such Stockholders the Joinder Agreement. The Company’s obligation pursuant to this subsection (b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(c)          In connection with the solicitation of Stockholders’ Written Consents from the Stockholders to adopt this Agreement and approve the consummation of the transactions contemplated hereby, the Company shall furnish to APC, as soon as practicable upon the delivery and effectiveness of the Stockholder Written Consents, a copy of the executed Joinder Agreements.

(d)          The Company shall obtain and deliver to APC, prior to any mailing or delivery to the Stockholders of the Information Statement, a Parachute Payment Waiver from each Person (other than a Person who has previously provided a Parachute Payment Waiver) who is or reasonably could be, with respect to the Company, a “disqualified individual,” as determined immediately prior to the initiation of the stockholder solicitation required by subsection (a) above, and who reasonably might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons (as of the date hereof) being set forth in Schedule 4.4(d)).

(e)          If there are any such disqualified individuals, then the Company shall include in the Information Statement and the stockholder solicitation a proposal to be voted on by the Stockholders in accordance with the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under subsection (d) above, might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

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Section 4.5           Information Statement. Immediately following the execution of this Agreement, the Company shall transmit to each Stockholder an information statement in form and substance reasonably acceptable to APC (as the same may be amended and supplemented from time to time, the “Information Statement”) for Stockholders to approve this Agreement and the transactions contemplated hereby pursuant to the Stockholders’ Written Consent. The Company shall promptly advise APC in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. The Information Statement shall contain (i) the unanimous recommendation of the board of directors of the Company that the Stockholders approve this Agreement and the transactions contemplated hereby and the unanimous conclusion of the board of directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders; (ii) any notices required by the ABCA; and (iii) the notice of appraisal and/or dissenters’ rights required pursuant to the ABCA to Stockholders who may elect to exercise such rights under the ABCA in connection with the transactions contemplated hereby. The Company will provide copies of drafts of the Information Statement to APC and will mail the Information Statement to Stockholders only after APC and its legal counsel shall have approved and agreed to the content of the disclosure in the Information Statement (such approval not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to APC or its Affiliates, the form and content of which information shall not have been approved in writing by APC prior to such inclusion. Following the mailing of the Information Statement to Stockholders, the Company shall deliver by any manner permitted by the ABCA any subsequent notice required to be delivered with respect to appraisal rights pursuant to the ABCA.

Section 4.6           Third Party Consents, Notices, Terminations and Amendments.

(a)          The Company shall use its commercially reasonable best efforts to deliver to the applicable third party or obtain prior to the Closing, and deliver to APC at or prior to the Closing, all notices, consents, waivers and approvals required in connection with the Merger under each Material Contract (and any Contract entered into after the date hereof that would have been defined as a Material Contract if entered into prior to the date hereof). The Company shall (i) terminate prior to the Closing all of the Contracts listed or described in Schedule 4.6(a)(i) and deliver evidence of such termination to APC at or prior to the Closing, hereto; and (ii) amend prior to the Closing all of the Contracts listed or described in Schedule 4.6(a)(ii) in the manner specified on such Schedule, and deliver evidence of such amendment to APC at or prior to the Closing.

(b)          The Company shall give all notices and other information required to be given to the employees of the Company and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Law in connection with the transactions contemplated by this Agreement.

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Section 4.7          Confidentiality. The parties understand and agree that this Agreement is subject to the confidentiality terms and conditions of the certain Mutual Non-Disclosure Agreement previously entered into by APC and the Company (the “NDA”); provided, however, that for purposes of this Agreement, the confidentiality terms and conditions herein shall amend any time limitations on the effectiveness of confidentiality provisions in the NDA and shall survive indefinitely; provided, however, that each Stockholder may disclose the terms of this Agreement or any of the Transaction Documents to its accountants or attorneys to the extent necessary to obtain advice and counsel in connection with providing Tax advice or the filing of a Tax Return. Any such accountant or attorney must be obligated by written agreement or professional obligation to keep the information confidential. For purposes of this Agreement, “Confidential Information” as defined in the NDA shall be deemed to also include (a) the terms and conditions of the Transaction Documents, as well as any terms and conditions arising out of or relating thereto, in whole or in part; and (b) any and all investigations, negotiations, discussions, transaction-related matters or activities of the parties and, to the extent applicable, their Tax advisors and attorneys, in each case and in whole or in part, arising out of or relating to the Merger. Each party that is not a party to the NDA, including the Stockholders’ Representative, will hold, and will cause their respective Representatives to hold, in confidence, in accordance with the terms of the NDA as if such party were a party to the NDA and a “receiving party” thereunder, all documents and information made available to them by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents, including the terms and conditions of this Agreement; provided, however, that for purposes of this Section, the definition of “Representatives” provided in Annex A hereto shall be deemed to also include direct and indirect partners, members, stockholders and investors of the receiving party. In the event that any party (other than APC) receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to (i) except to the extent prohibited by Law, immediately notify APC of the existence, terms and circumstances surrounding such request; (ii) consult with APC on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise APC as far in advance of such disclosure as possible so that APC may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. In any event, the party who receives the request shall not oppose actions by APC to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything to the contrary herein or in any other Transaction Document (or the NDA), following the Closing, in no event shall APC or its Affiliates be subject to any restriction with respect to any use or disclosure of any of the Company’s Confidential Information.

Section 4.8           Public Announcements. None of the Company or its Subsidiaries, the Stockholders’ Representative, any Stockholder, nor any of their Representatives shall issue any press release or otherwise make any public statements in any form, including, without limitation, any statements accessible to the public via the internet or any other media or means, with respect to the Merger or other transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of APC.

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Section 4.9           Exclusivity.

(a)          From and after the date hereof until the Closing or termination of this Agreement pursuant to Article 7 (Termination), neither the Company nor the Stockholders’ Representative will, nor will it authorize or permit any of its respective Representatives or Stockholders to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal (other than the Merger to the extent contemplated by this Agreement) to the vote of any Stockholders of the Company. The Company and the Stockholders’ Representative will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal. If any Representative or Stockholder of the Company or the Stockholders’ Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company or the Stockholders’ Representative is obligated pursuant to this Section to cause such Representative or Stockholder not to take, then the Company or the Stockholders’ Representative shall be deemed for all purposes of this Agreement to have breached this Section.

(b)          The Company or the Stockholders’ Representative, as the case may be, shall immediately notify APC orally and in writing after receipt by the Company or the Stockholders’ Representative (or, to the Knowledge of the Company or the knowledge of the Stockholders’ Representative, by any of its respective Representatives or Stockholders), of (i) any Acquisition Proposal; (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other notice that any Person is considering making an Acquisition Proposal; or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person other than APC not in the ordinary course of business consistent with past practice or that the Company or the Stockholders’ Representative reasonably believes would not be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company and the Stockholders’ Representative shall keep APC fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to APC a complete and correct copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide APC with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which the Company’s board of directors is reasonably expected to discuss any Acquisition Proposal.

(c)          For purposes of this Section 4.9, the definition of “Representatives” provided in Annex A hereto shall be deemed to also include direct and indirect partners, members, stockholders and investors of the applicable party referenced therein.

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Section 4.10         Employees and Contractors.

(a)          Continuing Employees. The Company shall cooperate in good faith with APC regarding employee agreements, arrangements and benefits for those employees of the Company who will remain employees after the Closing (“Continuing Employees”). Notwithstanding anything in this Agreement to the contrary, no employee of the Company or its Subsidiaries shall be deemed to be a third party beneficiary of this Agreement.

(b)          Continuing Independent Contractors. The Company shall cooperate in good faith regarding agreements and arrangements with independent contractors of the Company and its Subsidiaries who will continue as independent contractors after the Closing (“Continuing Contractors”). Notwithstanding anything in this Agreement to the contrary, no independent contractor shall be deemed to be a third party beneficiary of this Agreement.

(c)          Announcement. The timing and content of any announcement or notification to the employees and independent contractors of the Company and its Subsidiaries with respect to the Merger or other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any press release or other public statement or any offer letters or independent contractor agreements or related communications to individual employees of the Company and its Subsidiaries or any notification otherwise required to be made under this Agreement) shall be subject to the approval, which shall not be unreasonably withheld, delayed or conditioned, of each of APC and the Company. Except with respect to any announcement or notification covered by the preceding sentence, the Company will consult with APC (and will consider in good faith the advice of APC) prior to sending any notices or other communication materials to employees or independent contractors of the Company and its Subsidiaries; provided, however, that Stockholder communications shall be provided to employee Stockholders in the manner, at the time and subject to the terms and conditions set forth in this Agreement.

(d)          Employee and Independent Contractor Expense Claims. As soon as practicable after the execution of this Agreement, the Company shall notify the employees and independent contractors of the Company and its Subsidiaries that all claims for expenses which qualify for coverage under the terms of the Employee Plans and which are incurred on or prior to the Closing Date must be submitted within the time limit provided by the Employee Plans and no later than five (5) Business Days after the Closing Date.

(e)          Immigration Rights, Duties and Liabilities. APC and the Company shall take commercially reasonable efforts to obtain the work permits, visas, export licenses and approvals (or applicable exemptions therefrom) required for the Continuing Employees and Continuing Contractors for such individuals to lawfully work for Employer after Closing. In the event that Employer is unable by means of commercially reasonable efforts, to obtain any such permits, visas, export licenses, approvals or exemptions with respect to a Continuing Employee or Continuing Contractor, APC or Employer shall have the right, subject to applicable Law, to terminate the employment or engagement of such Continuing Employee or Continuing Contractor.

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Section 4.11         Tax Matters.

(a)          Cooperation in Tax Matters. Each of APC and the Stockholders’ Representative agrees to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Company or its Subsidiaries as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company or its Subsidiaries, the making of any election related to Taxes of or with respect to the Company or its Subsidiaries, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax Return of or with respect to the Company or its Subsidiaries. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Stockholders’ Representative, in the capacity of Stockholders’ Representative, be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of APC or its Affiliates (other than any income Tax Returns of the Company and its Subsidiaries for a Pre-Closing Tax Period). APC and the Stockholders’ Representative shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company or its Subsidiaries and the Stockholders’ Representative shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section. In the event any Taxing Authority informs the Stockholders’ Representative or any Stockholder, on the one hand, or APC or the Company, on the other, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur Liability hereunder, the party so informed shall promptly notify the other party of such matter; provided, that failure to promptly notify shall not reduce the other party’s indemnity obligation hereunder except to the extent such party’s ability to defend against such matter is actually prejudiced thereby; and provided, further, that resolution of such audit, claim, assessment or other dispute shall be governed by Section 6.5 (Third Party Actions). Notwithstanding the foregoing, upon Closing APC shall have the sole right to represent the Company or its Subsidiaries in and control the conduct of any audit or other administrative or legal proceeding related to Taxes of or with respect to the Company or its Subsidiaries (each a “Tax Claim”). With respect to any Tax Claim that, in APC’s reasonable judgment, could give rise to a material indemnification obligation on the Indemnifying Stockholders or result in a Tax liability of one or more of the Indemnifying Stockholders, APC agrees to permit the Stockholders’ Representative a reasonable opportunity to consult with APC regarding (but not to control or conduct) such Tax Claim at its sole cost and expense, and, with respect to Tax Claims relating to a Pre-Closing Tax Period, will not settle any Tax Claim that results in material Tax liability to any Indemnifying Stockholder without the consent of the Indemnifying Stockholder, which consent shall not be unreasonably withheld or delayed. If a Tax Claim relates solely to a Pre-Closing Tax Period and could not result in either any indemnification claim against the Indemnifying Stockholders under this Agreement or any Tax or financial impact, liability or expense to APC or the Company, in each case as determined by APC in its sole discretion, then the Stockholders’ Representative may participate in the conduct and defense of such Tax Claim and APC will not settle such Tax Claim without the consent of the Stockholders’ Representative.

(b)          Transfer Taxes. Any Transfer Taxes shall be borne by the Stockholders and, in the case of the Indemnifying Stockholders shall be deducted from the Escrow Fund. Except as otherwise required by applicable Law, the Stockholders’ Representative shall, at its own expense (on behalf of the Indemnifying Stockholders), prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and provide APC with a complete and correct copy thereof. If required by applicable Law, APC shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, that prior to APC’s or any of its Affiliate’s execution of any such Tax Return, such Tax Return shall be modified as APC determines necessary in order to comply with applicable Law. The Stockholders’ Representative shall provide APC with evidence reasonably satisfactory to APC that such Transfer Taxes have been paid by the Indemnifying Stockholders.

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(c)          Straddle Period. For purposes of determining the Taxes for which the Indemnifying Stockholders are liable under Section 6.2(a)(iii)(A) (Indemnification), Taxes for which the Company and its Subsidiaries are liable for any taxable period ending after and including the Closing Date (a “Straddle Period”) shall be allocated to the portion of the period ending on the Closing Date as follows: (i) with respect to real and personal property Taxes and other similar periodic Taxes, the amount allocable to the portion of the period ending on the Closing Date shall equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) with respect to all other Taxes, the amount allocable to the portion of the period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date (and for such purpose, the tax period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time). In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion. The Company shall elect to close the books on the Closing Date to treat such taxable year as two separate taxable years. The first taxable year shall begin on January 1, 2016 and end on the Closing Date, and the second taxable year shall begin on the Closing Date and end on December 31, 2016.

(d)          Filing Tax Returns. APC shall, in consultation and cooperation with the Stockholders’ Representative and Hudson, Cisne & Co., LLP (or such other firm as is the Company’s independent accounting firm) prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that relate to a Pre-Closing Tax Period, including a Tax Return for the short taxable year beginning on January 1, 2016 and ending on the Closing Date, and that are filed after the Effective Time and shall timely pay or cause to be paid all Taxes shown on such Tax Returns. With respect to any such Tax Returns that, in APC’s reasonable judgment, could give rise to a material indemnification obligation on the Indemnifying Stockholders, APC shall submit a copy of such Tax Return to the Stockholders’ Representative for review at least fifteen (15) Business Days prior to filing such Tax Return, and APC will consider in good faith any comments received from the Stockholders’ Representative. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are required to be filed on or before the Effective Time and shall timely pay or cause to be paid all Taxes shown on such Tax Returns. At least fifteen (15) Business Days prior to filing any such Tax Returns, the Stockholders’ Representative shall submit a copy of such Tax Return to APC for review and shall make such comments as reasonably requested by APC. All Tax Returns described in this Section 4.11(d) shall be prepared by treating items on such Tax Returns in a manner consistent with past practices of the Company and its Subsidiaries with respect to such items, except as required by applicable Law. Upon written request from APC, the Company and any of its Subsidiaries, as the case may be, shall make or cause to be made such Tax-related elections available under applicable Law as APC may request in any Tax Return filed or capable of being filed prior to the Closing; provided, however, that such election shall not be required to be made if the Stockholders’ Representative reasonably determines that such election is inconsistent with prior elections made by the Company or such Subsidiary, as applicable, and would reduce the Merger Consideration or increase the Liability of the Indemnifying Stockholders under Article 6 (Survival of Representations, Warranties, Covenants and Agreements; Indemnification).

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(e)          APC’s Use. Nothing in this Agreement shall be construed to require APC or its Affiliates to make any payment to the Stockholders for their use of any Tax credit, Tax deduction, net operating loss or other Tax attribute of the Company or its Subsidiaries

(f)           Effect on Indemnity Rights of APC. Nothing in this Section shall be deemed to limit or otherwise affect the rights of APC under Article 6 (Survival of Representations, Warranties, Covenants and Agreements; Indemnification) hereof.

Section 4.12         Access to Information.

(a)          During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford APC and its Representatives access during business hours to (A) all of the Company’s properties, books, Contracts and records; and (B) all other information concerning the business, properties and personnel of the Company as APC may reasonably request; and (ii) the Company shall provide to APC and its Representatives complete and correct copies of the Company’s (A) internal financial statements; and (B) Tax Returns, Tax elections and any other records and workpapers relating to Taxes, that are in the possession of the Company or subject to the Company’s control; provided, however, that the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene applicable Law.

(b)          Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by APC with one or more Representatives of APC to discuss any changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c)          No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

(d)          Except as otherwise provided in Section 4.7, or as otherwise contemplated by the terms of the Transaction Documents, each of the parties will hold, and will cause its Representatives to hold, in confidence all documents and information made available to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the confidentiality terms of the NDA and Section 4.7 (Confidentiality).

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Section 4.13         Termination of Benefits Plans. The Company and its Subsidiaries shall, prior to the Closing, terminate or cancel such benefit plans, policies or arrangements, and any benefit or payroll supplier Contracts, as APC may request and are set forth on Schedule 4.13, and provide evidence of such termination or cancellation acceptable to APC.

Section 4.14         Disclosure Schedules Updates. The Company shall supplement the information set forth in the Company Disclosure Schedule with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the Agreement Date, would have been required to be set forth or described in the Company Disclosure Schedule on the Agreement Date or that is necessary to correct any information in the Company Disclosure Schedule or in any representation or warranty of the Company which has been rendered inaccurate thereby promptly following discovery thereof. Any such disclosure shall not be deemed to constitute an exception to the representations and warranties of the Company under Article 2 (Representations and Warranties by the Company), nor limit the rights of APC under this Agreement for any breach by the Company of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 5.1 (Conditions to Obligations of APC).

Section 4.15         Financial Statements.

(a)          After the Agreement Date and for each calendar monthly period that ends before the Closing Date, the Company shall deliver to APC as promptly as practicable (and in any event within ten (10) Business Days) after the end of each calendar month an unaudited, consolidated balance sheet and related statements of income and cash flows of the Company and its Subsidiaries, and related support that conform to the requirements of the Financial Statements and Interim Financial Statements as set forth in Section 2.7 (Financial Statements).

(b)          As promptly as reasonably practicable after the Agreement Date, the Company shall prepare audited financial statements, including a balance sheet of the Company and any Subsidiaries and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position, together with all related notes and schedules thereto, for the two (2) years ending December 31, 2014 and 2015, together with a report from an independent accounting firm satisfactory to APC, in compliance with all requirements of GAAP (the “Audited Financial Statements”), and shall deliver such Audited Financial Statements to APC as soon as they are available, but in all events no later than five (5) Business Days before the Closing Date.

Section 4.16         Termination of Stockholder Agreements. The Company shall, and shall cause the Stockholders to, cause the termination, effective immediately prior to the Closing Date, of all stockholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar agreements or Contracts to which any of them may be party, in each case, without any Liability to the Company.

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Section 4.17         Books and Records. At the Closing, the Company shall deliver to APC the minute books containing the records of all proceedings, consents, actions and meetings of each of the Company’s and its Subsidiaries’ board of directors, committees of the such board and stockholders and the transfer books reflecting all issuances and transfers of shares of capital stock.

Section 4.18         Required Notification. Subject to Section 4.15 (Disclosure Schedule Updates), the Company shall, and shall cause each of its Subsidiaries to, promptly notify APC of (i) any change, occurrence or event not in the ordinary course of business consistent with past practice; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents; (iv) any Action commenced or, to the Knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company’s business or that relates to the consummation of the transactions contemplated by this Agreement; (v) any breach of any representation, warranty or covenant in this Agreement, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to the Company or cause any of the conditions to closing set forth in Article 5 (Conditions to the Merger) not to be satisfied; or (vi) any written communication from the Lender. Any such disclosure shall not be deemed to constitute an exception to the representations and warranties set forth in Article 2 (Representations and Warranties by the Company), nor limit the rights of APC under this Agreement for any breach by the Company of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 5.1 (Conditions to Obligations of APC).

Section 4.19         Directors and Officers. Prior to the Closing, the Company shall cause each member of the board of directors (or equivalent governing body) and each officer of the Company and each of its Subsidiaries to execute and deliver a letter effectuating his or her resignation from such position as member of the board of directors (or equivalent governing body) or as officer (although not as an employee, unless otherwise so required pursuant to this Agreement) and waiver of any and all claims against the Company or the applicable Subsidiary, as the case may be, for compensation, damages or similar payments or equitable relief, in each case, effective as of the Closing.

Section 4.20         Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Transaction Documents, the Company and the board of directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

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Section 4.21        Stock Option Plans. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) all of the Company’s option or other equity-based plans shall terminate as of the Effective Time; and (b) after the Effective Time, neither the Surviving Corporation nor any of its Subsidiaries is bound by any Option or other equity-based right that would entitle any Person, other than APC or its Affiliates, to beneficially own, or receive any payments of, or in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries.

Section 4.22        Bank Accounts. The Company shall cooperate with APC to transfer signature authority for those bank accounts identified in Section 2.25 of the Company Disclosure Schedule to APC prior to the Closing. Without limiting the generality of the foregoing, the Company shall deliver required paperwork to APC for APC signature at least ten (10) Business Days prior to the Closing and arrange for delivery of such documentation to the bank prior to the Closing, to be effective and contingent upon, the Closing. In addition, the Company shall cooperate with APC to obtain for designated APC personnel on-line access to all bank accounts prior to the Closing.

Section 4.23        Insurance Tail Coverage. Prior to the Closing, the Company or, if APC in its discretion so determines APC, may purchase an extended reporting period endorsement under the Company’s existing Professional Liability Policy (the “Tail Policy”), in amounts and for periods satisfactory to APC in its discretion. The premium for the Tail Policy shall be accrued and shall be an expense on the books of the Company and to be paid after the Closing or by APC before the Closing (as applicable).

Section 4.24        Further Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest APC with control over, with full right and title to and possession of the Company, each party hereto authorizes the officers and directors of APC, in the name of its corporation or otherwise, and the Stockholders’ Representative, on behalf of the Stockholders, to take all such lawful and necessary action to the extent consistent with the terms of this Agreement and without any further authorization or consents of the parties to this Agreement being required.

Section 4.25        4 HIMS, LLC Transaction. The Company and APC shall cooperate and use all commercially reasonable efforts to cause the 4 HIMS Transactions to be implemented and carried out substantially contemporaneously with the Closing.

Section 4.26        Tribute Transaction. The Company and APC shall cooperate and use all commercially reasonable efforts to cause the Tribute Transaction to be implemented and carried out substantially contemporaneously with the Closing.

Section 4.27        Lender Agreements. APC will use all commercially reasonable efforts to enter into as soon as reasonably practicable after the Agreement Date, a line of credit agreement or similar credit or loan agreement with Lender that provides for loans from Lender to APC under such agreement, some or all of the proceeds of which will be advanced or loaned by APC to the Company pursuant to such arrangements and agreements as are satisfactory to APC to assist in providing working capital to the Company.

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Section 4.28          Payment of Certain Obligations. APC shall cause the Company to pay (and if the Company does not pay then APC shall pay), at or immediately after the Closing, the outstanding fees of the firm acting as counsel to the Company for the transactions contemplated by this Agreement.

Section 4.29          Delivery of 503A Plan. The Company shall use its commercially reasonable best efforts to deliver to APC at or prior to the Closing, a written plan in form and substance satisfactory to APC describing in sufficient detail the Company’s plans and procedures with respect to moving its compound drug products that are produced under the exemptions provided under Section 503A of the Food Drug and Cosmetic Act (“FDCA”) to a separate facility in accordance with the FDCA.

ARTICLE 5
CONDITIONS TO THE MERGER

Section 5.1           Conditions to Obligations of APC. The obligations of APC to consummate the Closing are subject to the satisfaction or waiver by APC of each of the following conditions:

(a)          Representations, Warranties and Covenants of the Company. (i) The Company shall have performed and satisfied in all material respects each of its obligations hereunder and under the Transaction Documents required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties of the Company set forth in Section 2.3 (Capitalization) and Section 2.4 (Authority) shall have been true and correct in all respects as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); (iii) each of the representations and warranties of the Company contained herein or in any other Transaction Documents other than those set forth above shall have been true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); and (iv) APC shall have received a certificate signed by a duly authorized executive officer of the Company and the Stockholders’ Representative to the foregoing effect and to the effect that the conditions specified within this subsection (a) and in subsection (f) have been satisfied.

(b)          Required Approvals. Any waiting period (and any extension thereof) under any antitrust or competition Law applicable to the transactions contemplated by this Agreement and the Transaction Documents shall have expired or shall have been terminated. Any other Required Approvals shall have been obtained and shall be in effect as of the Closing Date.

(c)           Approval of Stockholders. The Requisite Stockholder Approval shall have been validly obtained under the ABCA and the Company’s articles of incorporation and bylaws.

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(d)          Third Party Consents, Notices, Terminations and Amendments. The Company shall have obtained from the applicable third parties and delivered to APC the consents and provided any notices that are required by the Contracts set forth in Schedule 5.1(d), in each case, in connection with or as a result of the transactions contemplated by this Agreement and the Transaction Documents. The Company shall have obtained from the applicable third parties and delivered to APC the terminations and amendments to Contracts set forth in Schedules 4.6(a)(i) and 4.6(a)(ii), respectively.

(e)          No Violation. No Law shall have been enacted or exist that would prohibit the transactions contemplated by this Agreement and the other Transaction Documents or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority (i) preventing the consummation of the Merger or other transactions contemplated by this Agreement or the other Transaction Documents; or (ii) limiting or restricting APC’s ownership, conduct or operation of the business of the Company and its Subsidiaries following the Closing shall be in effect. There shall not be pending or threatened any Action seeking any of the foregoing or any other injunction, restraint, prohibition or material damages in connection with the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents.

(f)           No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.

(g)          Employment Matters. (A) None of the individuals identified in Schedule 5.1(g)(i) (the “Key Employees”) shall have terminated or notified the Company that they intend to terminate their employment with the Company; (B) at least eighty percent (80%) of the employees identified in Schedule 5.1(g)(ii) shall have continued their status as employees with the Surviving Corporation, and shall have not terminated employment with the Company or notified the Company that they intend to terminate their employment with the Company; and (C) the Employment Agreements entered into by the Company and the Key Employees who are Indemnifying Stockholders shall have been executed and delivered to APC.

(h)          Non-Competition Agreements. None of the individuals identified in Schedule 5.1(h) (the “Non-Compete Stockholders”) shall have terminated or repudiated (or indicated an intention to terminate or repudiate) his or her Non-Competition Agreement.

(i)           Confidential Information and Invention Assignment Agreements. All of the Key Employees and all other current employees of the Company who have developed or who have access to any Company Intellectual Property Rights or any confidential, proprietary or trade secret information of the Company shall have entered into Invention Assignment Agreements in form reasonably satisfactory to APC.

(j)           Transaction Documents. The Company shall have executed and delivered to APC this Agreement and all other Transaction Documents to which it is a party and such documents shall be in full force and effect and shall not have been repudiated.

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(k)          Termination of Stockholder Agreements. The Company and the Stockholders shall have terminated all of the stockholder agreements, investor rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar agreements or Contracts to which any of them may be party, in each case, without any Liability to the Company, as contemplated by Section 4.16 (Termination of Stockholder Agreements) and, in each case, effective as of the Closing.

(l)           Resignations. The Company shall have delivered to APC copies of a letter of resignation in form reasonably satisfactory to APC duly executed by each member of the board of directors (or equivalent governing body) and officer of the Company and its Subsidiaries, as applicable, in office immediately prior to the Effective Time, evidencing that each such director and officer (but only as officer, not as employee, unless otherwise required pursuant to the terms of this Agreement) resigns and waives any and all claims against the Company or the applicable Subsidiary, as the case may be, for compensation, damages or similar payments or equitable relief, in each case, effective as of the Effective Time.

(m)         Termination of Benefits Plans. The Company shall have terminated and cancelled, and shall have caused each of its Subsidiaries to terminate and cancel, the benefit plans, policies or arrangements, and benefit and payroll supplier Contracts contemplated by Section 4.13 (Termination of Benefit Plans) and have provided evidence of such termination or cancellation acceptable to APC.

(n)          Certain Indebtedness. At or prior to Closing, all Indebtedness of the Company and its Subsidiaries specified in Schedule 5.1(n) shall have been repaid.

(o)          FIRPTA. APC shall have received from the Company a certificate signed by a duly authorized officer of the Company complying with the requirements of Section 1445 and Treasury Regulations thereunder stating that the Company has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)          Maximum Dissenting Shares. There shall be no shares of Company Capital Stock that are Dissenting Shares, and no shares of Company Capital Stock constitute shares with respect to which any Stockholder continues to have any rights to exercise any appraisal and/or dissenters’ right.

(q)          Joinder Agreement. All Stockholders immediately prior to the Effective Time shall have executed and delivered a Joinder Agreement, and such Joinder Agreements shall be in full force and effect and shall not have been repudiated.

(r)          Termination of Company Options, Company Warrants and Company Stock Plans. There shall be no outstanding Company Option or Company Warrant, and any Company Stock Plans will have been terminated in accordance with Section 1.6.

(s)           Individual Milestone Agreements. Each of the Individual Milestone Agreements shall have been executed and delivered to APC and shall be in full force and effect and shall not have been repudiated.

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(t)           Section 280G Stockholder Approval. Any agreements, contracts or arrangements that, before giving effect to any waiver described below, would result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code will have been approved by such number of stockholders of the Company as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “280G Stockholder Approval”), or in the absence of the 280G Stockholder Approval, none of those payments or benefits will be paid or provided, in accordance with the waiver of those payments and benefits to be executed by the affected individuals in accordance with Section 4.4(d).

(u)          Other Documents. APC shall have received the Certified Closing Report, the officer’s certificate referenced in subsection (a) above, and such other documents, agreements, filings, third party consents, assignments and other instruments, in form and substance reasonably satisfactory to APC, as may be required to consummate the Merger.

(v)          4 HIMS Transaction. All parties to the 4 HIMS Agreement and 4 HIMS Documents shall have executed and delivered the 4 HIMS Agreement and 4 HIMS Documents, and the 4 HIMS Transaction shall have been consummated simultaneously with the Closing of the transactions contemplated by this Agreement.

(w)         Tribute Transaction. All parties to the Tribute Agreement and Tribute Documents shall have executed and delivered the Tribute Agreement and Tribute Documents, and the Tribute Transaction, including, without limitation, the transfer to the Company of the equipment specified in the Tribute Agreement, shall have been consummated simultaneously with the Closing of the transactions contemplated by this Agreement.

(x)          Lender Agreements and Consents. The Lender shall have executed and delivered all approvals, consents, agreements and instruments that are required in order to carry out the transactions contemplated by this Agreement.

(y)          Related Party Indebtedness. There shall be no outstanding notes, receivables to, or other indebtedness or Liabilities payable to, accounts receivable from or advances by the Company to, and neither the Company nor any of its Subsidiaries shall otherwise be a debtor or creditor of, or have any Liability to, any Related Party of the Company or any of its Subsidiaries, including, without limitation, any officer of the Company or any Related Party of such officer).

(z)          Unsecured Noteholder Agreement. The Unsecured Noteholder Agreement shall have been executed and delivered by all parties thereto, and the transactions contemplated by the Unsecured Noteholder Agreement shall have been consummated.

Section 5.2          Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

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(a)          Representations, Warranties and Covenants of APC. (i) APC shall have performed and satisfied in all material respects each of its respective covenants and obligations hereunder and under the Transaction Documents required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties of APC set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization; Enforceability), Section 3.3 (Noncontravention) and Section 3.4 (Merger Sub) shall have been true and correct in all respects as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); (iii) each of the representations and warranties of APC contained in any other Transaction Document shall have been true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); and (iv) the Stockholders’ Representative shall have received a certificate signed by a duly authorized executive officer of APC to the foregoing effect and to the effect that the conditions specified within this subsection (a) have been satisfied or otherwise expressly state the matter that caused a condition specified in this subsection (a) not to be satisfied.

(b)          Required Approvals. Any waiting period (and any extension thereof) under any antitrust or competition Law applicable to the transactions contemplated by this Agreement and the Transaction Documents shall have expired or shall have been terminated. Any other Required Approvals shall have been obtained and shall be in effect as of the Closing Date.

(c)          No Violation. No Law shall have been enacted or exist that would prohibit the transactions contemplated by this Agreement and the other Transaction Documents or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority preventing the consummation of the Merger or other transactions contemplated by this Agreement or the other Transaction Documents shall be in effect, nor shall any Action have been taken by any Governmental Authority seeking any of the foregoing.

(d)          Transaction Documents. APC shall have executed and delivered to the Company this Agreement and all other Transaction Documents to which it is a party.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

Section 6.1           General Survival.

(a)          Subject to Section 6.2(b)(iv), notwithstanding any investigation by, or knowledge of, APC or Merger Sub of the affairs of the Company, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other Transaction Document.

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(b)          Subject to subsection (d) below, the covenants and agreements of the Company, APC, and Merger Sub contained in this Agreement or in any other Transaction Document that by their terms apply or are to be performed in whole or in part prior to the Closing or Closing Date (“Pre-Closing Covenants”) shall survive and continue until the date that is the Expiration Date (defined below).

(c)          Subject to subsection (d) below, the covenants and agreements of the Company, APC, and Merger Sub contained in this Agreement or in any other Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing or Closing Date (the “Post-Closing Covenants”) shall survive indefinitely.

(d)          Notwithstanding subsections (b) and (c) above, the covenants and agreements of the Company contained in this Agreement or in any other Transaction Document that involve Tax matters (the “Tax Covenants”), and without regard to performance obligations thereof prior to, on or after the Closing or Closing Date, including, without limitation, Section 4.11 (Tax Matters) hereof, shall survive until expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers), plus sixty (60) days (the “Tax Covenants Expiration Date”).

(e)          The representations and warranties of APC and Merger Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. Subject to the other provisions of this Section 6.1, the representations and warranties of the Company contained in this Agreement or in any other Transaction Document shall survive and continue until the date that is thirty-six (36) months after the Closing Date (the “Expiration Date”); provided, however, that:

(i)           the representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.3 (Capitalization), and Section 2.4 (Authority) (the “Fundamental Representations”) shall survive indefinitely;

(ii)          the representations and warranties set forth in Section 2.15(h) (Taxes) (the “Tax Representations”) shall survive the Closing and continue in full force and effect until sixty (60) days following the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) (the “Tax Representations Expiration Date”);

(iii)         any claim of fraud with respect to this Agreement or any of the other Transaction Documents shall survive indefinitely; and

(iv)         if, in accordance with this Article, (A) any Indemnification Claims arising from any (x) inaccuracy in or breach of any representations and warranties not identified in subsections (e)(i) or (e)(ii); or (y) breach of any Pre-Closing Covenants, are asserted prior to the Expiration Date; (B) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties set forth in subsection (e)(i) above are asserted; (C) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties set forth in subsection (e)(ii) above are asserted prior to the Tax Representations Expiration Date; (D) any Indemnification Claims arising from any breach of Tax Covenants are asserted prior to the Tax Covenants Expiration Date; or (E) any Indemnification Claims arising from any claims of fraud or breach of Post-Closing Covenants are asserted at any time, such Indemnification Claims shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Stockholders’ Representative (in respect of the Stockholders) and APC in accordance with this Article (the final amount of recoverable Losses so determined, the “Loss Amounts”).

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Section 6.2           Indemnification.

(a)          Indemnification by Stockholders. Subject to Section 6.1 (General Survival) and the other provisions of this Article, from and after the Closing Date, the Stockholders of the Company who are set forth on Schedule 6.2(a) (collectively, the “Indemnifying Stockholders”) shall, severally and not jointly, indemnify and hold harmless APC, Merger Sub, the Surviving Corporation and their Affiliates and Representatives (collectively, the “Indemnitees”), from and against and in respect of any and all Losses to such Indemnitees resulting from, arising out of, relating to, or imposed upon or incurred by any Indemnitee by reason of:

(i)          any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, the Company Disclosure Schedule or any other Transaction Document to which it is a party (without any obligation of an Indemnitee to give effect to any limitations or qualifications related to materiality or to Material Adverse Effect in determining such breach or inaccuracy, or Loss amounts from such breach or inaccuracy);

(ii)         any breach by the Company of any covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party;

(iii)        any Losses attributable to (A) Taxes for which the Company and its Subsidiaries are liable for any Pre-Closing Tax Period (determined consistently with Section 4.11(c) (Tax Matters; Straddle Period)), including Taxes for which the Company or its Subsidiaries would have been liable with respect to such period, but for the fact that, in lieu of such Liability, Tax benefits of APC, Merger Sub, the Surviving Corporation or their Affiliates (including the Company and its Subsidiaries) with respect to periods or portions thereof following the Closing were reduced (or Tax incidents for such periods or portions were increased); (B) Taxes of any Person for which the Company or any of its Subsidiaries is liable by reason of a transaction, event or status occurring or existing on or prior to the Effective Time, including as a result of such other Person failing to discharge its primary Liability for Taxes; (C) Taxes resulting from the transactions contemplated by this Agreement, including any Transfer Taxes; and (D) the loss, non-availability or reduction of any Tax asset reflected in Net Working Capital as reflected on the Company’s balance sheet included in the Audited Financial Statements, other than as a result of the operation of Section 382 of the Code;

(iv)        (A) any amount required to be paid to holders of Dissenting Shares in excess of the consideration otherwise payable pursuant to this Agreement for such Dissenting Shares, including any interest required to be paid thereon; or (B) any Action commenced by a Stockholder relating to this Agreement and the transactions contemplated hereby;

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(v)          any withholding Taxes arising from payments under this Agreement attributable to the Stockholders;

(vi)         any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(vii)        any costs and expenses of enforcement to recover Losses due to any Indemnitee under this Article; or

(viii)       any inaccuracy or omission in the Allocation Spreadsheet, including any Merger Consideration that is delivered to a Person in excess of the Merger Consideration that such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Allocation Spreadsheet; or any Excess Specified Assets/Liabilities.

(b)          Limitations.

(i)           No Indemnitee shall be entitled to indemnification for any Losses arising solely from a claim for indemnification pursuant to subsection (a)(i) above until the aggregate amount of all Losses under all claims of all Indemnitees for all such breaches shall exceed $100,000 (the “Basket”), at which time all Losses incurred that are in excess of the Basket amount shall be subject to indemnification hereunder; provided, however, that notwithstanding the foregoing, the Basket set forth above in this Section 6.2(b)(i) shall not apply with respect to any claim for indemnification based on fraud, any inaccuracy in or breach of any Fundamental Representation or Tax Representation, or any claim for indemnification under subsections (a)(ii) through (a)(viii) above.

(ii)          Notwithstanding anything to the contrary in this Agreement (but subject to the proviso in this sentence), the Indemnifying Stockholders’ aggregate Liability for indemnification pursuant to subsection (a)(i) above shall not exceed the Escrow Shares (first Withheld Shares and then Milestone Shares), and any Loss Amounts shall be payable from the Escrow Shares until such amount is exhausted, after which the remaining Liability shall be payable by the Indemnifying Stockholders in accordance with this Article 6; provided, however, that notwithstanding the foregoing, the limitations set forth above in this subsection (b)(ii) shall not apply with respect to any claim for indemnification based on (A) the breach of any inaccuracy in or breach of any Fundamental Representation or Tax Representation; or (B) fraud; or (C) subsections (a)(ii) through (a)(viii) above. The number of Escrow Shares to be paid by the Indemnifying Stockholders for an Indemnification Claim pursuant to this Section shall be based upon that number of Escrow Shares equal to the quotient of (x) the dollar value of the Loss Amount subject to indemnity divided by (y) the average closing price of APC’s Common Stock for the ten (10) trading days immediately preceding the date on which payment for the Loss Amount is made to the Indemnitees (the “Indemnification Payment Date”). In the event that all or some of the Escrow Shares to be paid to the Indemnitees shall be released from the Escrow Fund in accordance with this Article 6, the Indemnification Payment Date for all shares shall be the date such shares held in the Escrow Fund are actually released in accordance with this Article 6. Otherwise, the Indemnification Payment Date shall be the date of final resolution by the parties in accordance with this Agreement. Nothing in this Article 6 shall limit the liability of the Company or the Stockholders for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close.

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(iii)        Each Indemnifying Stockholder’s Liability for Losses shall not exceed such Indemnifying Stockholders’ Pro Rata Share of such Losses, unless the claim is of fraud or willful breach, in which case it is not limited.

(iv)         An Indemnitee’s right to indemnification under this Article based on any inaccuracy in or breach of any representation or warranty shall not be diminished or otherwise affected in any way as a result of such Indemnitee’s knowledge of such inaccuracy, breach or untruth as of the date hereof, regardless of whether such knowledge exists as a result of the Indemnitee’s investigation or as a result of disclosure by the Company or any of its Affiliates.

(v)          The waiver of any condition to Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

(c)          Indemnification by APC. APC shall indemnify the Stockholders of the Company who have executed written guarantees of any the Company Loan Agreements, the 4 HIMS Loan Agreement or the Tribute Loan Agreement (the “Guaranty Stockholders”) from and against and in respect of any and all Losses to such Stockholders resulting from, arising out of, relating to, or imposed upon or incurred by any Stockholder by reason of such Stockholder being required by the Lender after the Closing Date to pay amounts under any such Guaranty as a result of APC’s or the Company’s default under any such agreements.

Section 6.3           Escrow Arrangements.

(a)          To provide consideration against which an Indemnitee may assert claims of indemnification under this Article 6 (an “Indemnification Claim”), at the Closing APC shall withhold the Escrow Shares from the Merger Consideration and shall deliver the Escrow Shares to the Escrow Agent to be held pursuant to the provisions of this Agreement. If APC or any Indemnitee is entitled to the Loss Amounts as provided in this Agreement, the Loss Amounts shall be delivered to APC from the Escrow Shares until the Escrow Shares are wholly exhausted, with the Milestone Shares first applied (and based on the earliest of such shares to vest) and then, if necessary, Withheld Shares. Thereafter, subject to Section 6.2 (Indemnification), each Indemnifying Stockholder shall be severally, but not jointly and on a Pro Rata Share basis liable for any Loss Amounts in excess of the Escrow Shares to the extent (if at all) such Loss Amounts are indemnifiable pursuant to the terms of this Article.

(b)          Any shares of APC Common Stock or other equity securities issued or distributed by APC (including shares issued upon a stock split) (“New Shares”) in respect of the Escrow Shares which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of APC Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof. Cash dividends on APC Common Stock shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof. Each Stockholder shall have voting rights with respect to the shares of APC Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of APC Common Stock).

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Section 6.4          Stockholders’ Representative. Immediately upon the approval of this Agreement by Requisite Stockholder Approval, each Stockholder shall be deemed to have consented to the appointment of Eddie Glover as the Stockholders’ Representative, as the attorney-in-fact for and on behalf of each such Stockholder, and the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Representative under this Agreement, including the exercise of the power to (a) execute and deliver this Agreement and any amendment hereof or waiver hereunder; (b) authorize delivery to APC of the Escrow Shares, or any portion thereof, in satisfaction of Indemnification Claims; (c) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to Indemnification Claims; (d) resolve any Indemnification Claims; and (e) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Stockholders’ Representative has unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The Stockholders will be bound by all actions taken by the Stockholders’ Representative in connection with this Agreement, and APC shall be entitled to rely on any action or decision of the Stockholders’ Representative. The Stockholders’ Representative will incur no Liability with respect to any action taken or suffered by the Stockholders’ Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Stockholders’ Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Stockholders’ Representative’s own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and the Stockholders’ Representative will not be liable to Stockholders for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice. The Stockholders’ Representative will not be required to take any action involving any expense, unless the payment of such expense is made or provided for in a manner satisfactory to the Stockholders’ Representative. If and to the extent any such appointment of the Stockholders’ Representative is revoked, such revocation shall be considered a breach of this Agreement and APC shall be entitled to any such resulting Losses from such revocation without regard to the Basket. The Stockholders will be solely responsible for any compensation payable to the Stockholders’ Representative incurred by the Stockholders’ Representative in the performance or discharge of the Stockholders’ Representative’s rights and obligations under this Agreement. In the event of the resignation, removal, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative shall thereafter be appointed by vote or written consent of a majority of the Stockholders. Any new or successor Stockholders’ Representative will assume all rights and obligations of the initial Stockholders’ Representative under this Agreement.

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Section 6.5          Third Party Actions. If APC becomes aware of a third-party Action that APC believes, in good faith, may result in an Indemnification Claim, APC shall promptly notify the Stockholders’ Representative of such Action, shall conduct the defense of such Action and shall, to the extent reasonably requested by the Stockholders’ Representative from time to time, shall give updates as to the status of such Action. If there is a third-party Action that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any expenses, fees and related costs incurred by the Indemnitees in defense of such third-party Action, regardless of the outcome of such claim, shall be deemed indemnifiable hereunder. The Stockholders’ Representative, as representative for the Stockholders, shall be entitled to participate in any such defense. The reasonable costs of any such participation by the Stockholders’ Representative in the defense of a third-party Action shall be paid by the Indemnifying Stockholders. APC shall seek the prior written consent of the Stockholders’ Representative (which consent may not be unreasonably withheld) in connection with APC’s agreement to any settlement or compromise of any third-party Action. In the event that the Stockholders’ Representative does not provide written consent to APC’s agreement to any settlement or compromise of any third-party Action within five (5) Business Days (the “Response Period”) of Stockholders’ Representative’s receipt of such request for written consent, Stockholders’ Representative shall be deemed to have consented to the settlement or compromise. Any such written consent, or failure to provide such consent within such Response Period, by the Stockholders’ Representative shall represent the agreement of the Stockholders’ Representative that the Losses incurred in connection therewith shall be indemnifiable hereunder, and as such, neither the Stockholders’ Representative (nor the Indemnifying Stockholders) shall have any power or authority to object under any provision of this Article 6 with respect to APC’s entitlement to be paid for such Losses from the Stockholders’ Representative. In the event that the Stockholders’ Representative notifies APC in writing within the Response Period that it does not agree to the agreement to such settlement or compromise, APC may agree to any such settlement or compromise, and may make an Indemnification Claim therefor under Section 6.6 (Indemnification Procedures), but the resolution of such claim (including whether and to what extent APC or any other Indemnitee is entitled to indemnification under this Agreement for such Indemnification Claim) shall remain subject to this Article 6.

Section 6.6           Indemnification Procedures.

(a)         In the event that APC or any other Indemnitee seeks a recovery, in accordance with the terms of this Article 6 in respect of an Indemnification Claim, APC (on behalf of such other Indemnitee, if applicable) shall deliver a written notice (a “Claim Notice”) to the Stockholders’ Representative, on behalf of the Indemnifying Stockholders. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made; and (ii) state the aggregate Dollar amount of Losses to which APC or such Indemnitee is entitled to indemnification pursuant to this Article that have been incurred, or a good faith estimate of the aggregate Dollar amount of such Losses reasonably expected to be incurred, by APC or such Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”).

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(b)          If the Stockholders’ Representative wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Stockholders’ Representative must deliver a written objection to APC within twenty (20) Business Days after receipt by the Stockholders’ Representative of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by APC of the Stockholders’ Representative’s written objection, if any, APC (on behalf of any other Indemnitee, if applicable) and the Stockholders’ Representative shall promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such a written objection. If the Stockholders’ Representative and APC (on behalf of any other Indemnitee, if applicable) should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by APC (on behalf of any other Indemnitee, if applicable) and the Stockholders’ Representative; and (ii) the Losses payable to APC or any other Indemnitees pursuant to the memorandum shall be deducted from the Escrow Fund (and APC shall instruct the Escrow Agent to release a number of Escrow Shares with a value equal to the amount of such Losses from the Escrow Shares accordingly), provided that, to the extent such amount exceeds the available amount of the Escrow Fund, as promptly as practicable and within five (5) Business Days following execution of such memorandum, subject to subsection (d) below, the Indemnifying Stockholders shall pay to APC in cash then Pro Rata Share of the remaining aggregate Dollar amount of Losses payable to APC or any other Indemnitee pursuant to such memorandum. In the event that the parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by APC from the Stockholders’ Representative of the written objection, then APC may commence an Action to resolve such dispute and enforce its rights with respect thereto in any court available therefor.

(c)          If APC does not receive a response from the Stockholders’ Representative with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in subsection (b) above, (i) the Stockholders’ Representative shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder; and (ii) APC shall instruct the Escrow Agent to release to APC, for cancellation, a number of Escrow Shares with a value equal to the Claim Amount from the Escrow Fund, provided that, to the extent such Claim Amount exceeds the available amount of the Escrow Fund, as promptly as practicable and within five (5) Business Days following execution of such memorandum, subject to subsection (d) below, each Indemnifying Stockholder shall deliver to APC such Indemnifying Stockholder’s Pro Rata Share of the remaining balance in satisfaction of the applicable Loss Amount. For the purposes of determining the number of shares of APC Common Stock to be delivered to APC out of the Escrow Fund as indemnity pursuant to this Section, the shares of APC Common Stock shall be valued in accordance with Section 6.2(b)(ii) above. If not paid, APC may seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefor.

(d)          Any amounts paid to APC in respect of any Indemnification Claim asserted on behalf of an Indemnitee other than APC shall be received by APC on behalf of such other Indemnitee.

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(e)          The following procedures will apply to any claims for indemnification asserted under Section 6.2(c) above by the Stockholders’ Representative on behalf of the Guaranty Stockholders (a “Guaranty Claim”). In the event that one or more Guaranty Stockholders seek a recovery, in accordance with the terms of this Article 6 in respect of a Guaranty Claim, the Stockholders’ Representative, on behalf of such Guaranty Stockholders, shall deliver a written notice (a “Guaranty Claim Notice”) to APC on behalf of the Guaranty Stockholders. Each Guaranty Claim Notice shall, with respect to each Guaranty Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Guaranty Claim being made; and (ii) state the aggregate Dollar amount of Losses to which such Guaranty Stockholders are entitled to indemnification pursuant to this Article that have been incurred, or a good faith estimate of the aggregate Dollar amount of such Losses reasonably expected to be incurred, by the Guaranty Stockholders pursuant to such Guaranty Claim (the “Guaranty Claim Amount”). If APC wishes to object to the allowance of some or all of the Guaranty Claims made in a Guaranty Claim Notice, APC must deliver a written objection to the Stockholders’ Representative within twenty (20) Business Days after receipt by APC of such Guaranty Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by the Stockholders’ Representative of APC’s written objection, if any, the Stockholders’ Representative (on behalf of the Guaranty Stockholders asserting the Guaranty Claim) and APC shall promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Guaranty Claim that is the subject of such a written objection. If APC and the Stockholders’ Representative (on behalf of such Guaranty Stockholders) should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by APC and the Stockholders’ Representative (on behalf of the Guaranty Stockholders); and (ii) the Losses payable to the Guaranty Stockholders pursuant to the memorandum shall be promptly paid by APC. In the event that the parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by the Stockholders’ Representative from APC of the written objection, then the Stockholders’ Representative may commence an Action to resolve such dispute and enforce its rights (on behalf of the Guaranty Stockholders) with respect thereto in any court available therefor. If the Stockholders’ Representative does not receive a response from APC with respect to any Guaranty Claim set forth in a Guaranty Claim Notice by the end of the twenty (20) Business Day period referred to above, (i) APC shall be deemed to have irrevocably waived any right to object to such Guaranty Claim and to have agreed that Losses in the amount of the applicable Guaranty Claim Amount are indemnifiable hereunder; and (ii) APC shall promptly paid to the applicable Guaranty Stockholders the amount of such Guaranty claim specified in the Guaranty Claim Notice. If not paid, then the Stockholders’ Representative may (on behalf of the applicable Guaranty Stockholders) may seek enforcement of the obligation with respect to the Guaranty Claim in any court available therefor. Any amounts paid by APC to the Stockholders’ Representative in respect of any Guaranty Claim asserted on behalf of the Guaranty Stockholders shall be received by the Stockholders’ Representative on behalf of such Guaranty Stockholders.

Section 6.7           Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly set forth otherwise (including, without limitation, Section 6.2(b)(ii) hereof), this Article shall be the sole and exclusive remedy of the Indemnitees from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation or warranty; provided, however, that the foregoing sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief pursuant to Section 8.15 hereof, or any right or remedy arising by reason of any claim of fraud or willful breach with respect to this Agreement or any of the other Transaction Documents. The obligations of the Indemnifying Stockholders under this Article shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Indemnifying Stockholders, not the Company, shall have the sole obligation for the indemnification obligations under this Article.

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Section 6.8           Tax Treatment of Indemnity Payments. The Indemnifying Stockholders, APC, Merger Sub, and Surviving Corporation agree to treat any indemnity payment made pursuant to this Article 6 as an adjustment to the Merger Consideration for all income Tax purposes, except as otherwise required under applicable Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article is determined to be taxable to the Indemnitees by any Taxing Authority, the Indemnifying Stockholders shall also indemnify the Indemnitees for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Indemnitees in connection with such Taxes (or any asserted deficiency, Action, or assessment, including the defense or settlement thereof, relating to such Taxes).

Section 6.9           Escrow Agent.

(a)          Distribution upon Termination of Escrow Periods. Subject to the following requirements and the other provisions of this Article 6, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the date which is the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of APC, is necessary to satisfy any then pending and unsatisfied claims specified in any Claim Notice delivered to the Escrow Agent prior to the thirtieth (30th) calendar day following the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Indemnifying Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the “Remaining Portion”). Deliveries of the Escrow Shares out of the Escrow Fund to the Indemnifying Stockholders pursuant to this Section shall be made in proportion to their respective Pro Rata Share of the Escrow Fund.

(b)          Protection of Escrow Fund.

(i)           During the Escrow Period, the Escrow Fund shall be treated in accordance with the terms of this Agreement and will not be treated as the property of APC.

(ii)          Any shares of APC Common Stock or other equity securities issued or distributed by APC (including shares issued upon a stock split) (“New Shares”) in respect of APC Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of APC Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof. Cash dividends on APC Common Stock shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

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(c)          Escrow Agent’s Duties.

(i)           The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the Agreement Date which are signed by an officer of APC and the Stockholders’ Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii)          The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)         The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)         The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)           In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith; or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

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(vi)          If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Shares and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Shares held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)        The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including, but not limited to, any litigation arising from this Agreement, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent.

(viii)       The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to APC and the Stockholders’ Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: APC and the Stockholders’ Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Delaware. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(d)          Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e)          Successor Escrow Agents. Any corporation into which the Escrow Agent (or the corporation of which Escrow Agent is an employee or officer) may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent (or the corporation of which Escrow Agent is an employee or officer) shall be a party, or any corporation to which substantially all the business or assets of the Escrow Agent (or the corporation of which Escrow Agent is an employee or officer) may be transferred, shall be the Escrow Agent under this Agreement without further act.

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ARTICLE 7
TERMINATION

Section 7.1          Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned:

(a)         by mutual written consent of APC and the Company;

(b)         by either APC or the Company, if the Merger shall not have been consummated on or before May 15, 2016, or such other date that APC and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to the party seeking termination if the breach of any representation, warranty, covenant or agreement contained herein by such party has resulted in the failure of the Merger to be consummated before the Termination Date (such party, the “Breaching Party”); provided further, however, and notwithstanding the foregoing, the Termination Date may be extended for additional periods (such extension not to exceed 60 days) by (i) the non-breaching party as set forth in the foregoing (the “Non-Breaching Party”) despite any such breach by the Breaching Party, at its sole discretion; or (ii) either Non-Breaching Party if the sole remaining condition to be satisfied prior to Closing is the receipt of Required Approvals as set forth in Section 5.1(a) or Section 5.2(b), as the case may be.

(c)         by either APC or the Company, if (i) there is a final non-appealable Order in effect preventing consummation of the Merger or any of the other Transactions; or (ii) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger or the other Transactions by any Governmental Authority that would make consummation of the Merger or any of the other Transactions illegal;

(d)         by APC, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured or if such breach was intentional) and if not cured within such ten (10)-day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 (Conditions to Obligations of APC) to be satisfied; or (ii) the Company shall have breached Section 4.9 (Exclusivity);

(e)         by the Company, if APC or Merger Sub shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by APC of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured or if such breach was intentional) and if not cured within such ten (10)-day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.2 (Conditions to Obligations of the Company) to be satisfied;

(f)          by APC, if between the date hereof and the Closing, an event or condition occurs that has or is reasonably likely to have a Material Adverse Effect on the Company.

The party seeking to terminate this Agreement pursuant to this Section (other than subsection (a) above) shall give written notice of such termination to the other party.

Section 7.2         Effect of Termination. In the event of termination of this Agreement as set forth in Section 7.1 (Termination), this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of APC, Merger Sub, the Company or their respective officers, directors, stockholders, Affiliates or Representatives; provided, however, that (a) the provisions of this Section, Article 8 (Miscellaneous), Section 4.7 (Confidentiality) and the NDA shall remain in full force and effect and survive any termination of this Agreement; and (b) nothing herein shall relieve any party hereto from Liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

ARTICLE 8
MISCELLANEOUS

Section 8.1         Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) may not be assigned by operation of Law or otherwise; provided, however, that APC may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of APC, but no such assignment shall relieve APC of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.2         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) if by facsimile, upon electronic confirmation of receipt by facsimile or, if not transmitted on a Business Day, the first Business Day following transmission, provided, that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, and sent by email; (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch); or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications must also be sent by email, but such emails will not constitute notice. All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a)           if to APC, Merger Sub, or the Surviving Corporation:

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite #300

San Diego, CA 92130

Attention: Chief Executive Officer

Fax: 858-461-0842

Email: dcarlo@adamispharmaceuticals.com

with a copy to (which copy shall not constitute notice):

Weintraub Tobin

400 Capitol Mall, Suite 1100

Sacramento, CA 95814

Attention: Kevin Kelso, Esq.

Fax: (916) 446-1611

Email: kkelso@weintraub.com

(b)           if to the Company (prior to Closing):

US Compounding, Inc.

1270 Don’s Lane

Conway, AR 72032

Attention: Sam Glover

Fax: (800) 448-1103

Email: sglover@uscompounding.com

with a copy to (which copy shall not constitute notice):

Hyden, Miron & Foster, PLLC

200 Louisiana, LR, AR 72201

Attention: Philip Miron

Fax: (501)376-8222

Email: philip.miron@hmflaw.net

(c)           if to the Stockholders’ Representative:

Eddie Glover

1270 Don’s Lane

Conway, AR 72032

Fax: (800) 448-1103

Email: eglover@uscompounding.com

with a copy to (which copy shall not constitute notice):

Kristen Riddle

1270 Don’s Lane

Conway, AR 72032

Fax: (800) 448-1103

Email: kristen.riddle@uscompounding.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.4           Governing Law. Except to the extent to which the ABCA is mandatorily applicable to the Merger, this Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware (without regard to the conflicts of laws principles thereof), including Title 10, § 8106(c) of the Delaware Code as it relates to survival periods set forth in Section 6.1 (General Survival).

Section 8.5           Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of Delaware and the federal courts of the United States of America located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Transaction Documents and of the documents referred to in this Agreement and the Transaction Documents, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, the Transaction Documents or of any such other document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any Transaction Document or any such other document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.3 (Notices) as permitted by applicable Law, shall be valid and sufficient service thereof.

Section 8.6           Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, Subsections, Annexes, Exhibits and Schedules are references to Articles, Sections, Subsections, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. Any capitalized terms used in any Annex, Exhibit or Schedule, but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

Section 8.7           No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8           Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 8.9          Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date (notwithstanding any stockholder approval, including, without limitation, the Requisite Stockholder Approval); provided, however, that after approval of the transactions contemplated hereby by the stockholders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.

Section 8.10         Attorneys’ Fees. In the event an Action is brought to enforce or interpret any provision of this Agreement, the prevailing party, or in the event that there is no prevailing party, then the substantially prevailing party, shall be entitled to recover documented fees and costs of legal counsel in an amount to be fixed by the court.

Section 8.11         Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 8.12         Waivers. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Section 8.13         No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.14         Materials Made Available. The parties agree that the words “Made Available” or words of similar import mean that, on or before 5:00 p.m. Pacific time on the third (3rd) Business Day immediately preceding the Agreement Date, the Company has posted complete and correct copies of such materials to Data Room managed by the Company; provided, that APC and certain of its Representatives shall have been granted access to such Data Room prior to such time in connection with the transactions contemplated by this Agreement.

Section 8.15         Specific Performance. The parties agree that irreparable damage would occur to either party in the event that any of the provisions of this Agreement were not performed by the other party in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages might be inadequate in such event. Accordingly, it is acknowledged that either party will be entitled to equitable relief, without proof of actual damages, including an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity as a remedy for any such breach or threatened breach. The parties further agree that the other party will not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this section, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, APC, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, and Representative has executed this Agreement, in each case as of the date first written above.

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ Dennis J. Carlo
Name: Dennis J. Carlo
Title: Pres./CEO

URSULA MERGERSUB CORP.

By:	/s/ Dennis J. Carlo
Name: Dennis J. Carlo
Title: Pres./CEO

US COMPOUNDING, INC.

By:	/s/ Eddie Glover
Name: Eddie Glover
Title: CEO

/s/ Eddie Glover
Eddie Glover, as Stockholders’ Representative

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“4 HIMS” means 4 HIMS, LLC, an Arkansas limited liability company the members of which are Rob Harness, David Smith, Eddie Glover and Larry Sparks.

“4 HIMS Agreement” means the Purchase and Sale Agreement entered into by and between APC and 4 HIMS, relating to the sale by 4 HIMS to APC of certain real property (and the building located thereon), effective as of the Effective Time.

“4 HIMS Documents” means the 4 HIMS Agreement, the Assignment and Assumption Agreement entered into by and among 4 HIMS, APC and the Lender, and any agreement, document or instrument contemplated by either such agreement.

“4 HIMS Loan Agreement” means the Business Loan Agreement dated August 8, 2014, entered into by and between 4 HIMS and the Lender.

“4 HIMS Transactions” means the transactions contemplated by the 4 HIMS Agreement and the 4 HIMS Documents.

“280G Stockholder Approval” has the meaning set forth in Section 5.1(t).

“ABCA” means the Arkansas Business Corporation Act, as amended (the “ABCA”).

“Accounting Firm” has the meaning set forth in Section 1.9(d).

“Accounting Practices and Procedures” means GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, that, in the event of a conflict between GAAP and application thereof on a basis consistent with preparation of the Balance Sheet, GAAP shall prevail; and provided, further, that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by APC), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from any Stockholders of the Company, by any Person or Group of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than ten percent (10%) of the assets of the Company in any single transaction or series of related transactions; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Adjusted Merger Consideration” has the meaning set forth in Section 1.9(e).

“Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Spreadsheet” has the meaning set forth in Section 1.8(a).

“APC” has the meaning set forth in the Preamble.

“APC Common Stock” means the common stock, par value $0.0001 per share, of APC.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.20.

“Arkansas Secretary” has the meaning set forth in Section 1.1.

“Audited Financial Statements” has the meaning set forth in Section 4.15.

“Balance Sheet” has the meaning set forth in Section 2.7(c).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Breaching Party” has the meaning set forth in Section 7.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Diego, California.

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 1.4(c).

“Certified Closing Report” has the meaning set forth in Section 1.8(a).

“Change of Control Payments” means any and all payments made by, or obligation for payment by, the Company solely or partially as a result of the transactions contemplated hereby, pursuant to any Contract or applicable Law, including, without limitation, any separation, severance, termination or similar-type benefits contemplated by this Agreement or the Transaction Documents to any current or former or retired employee, director, consultant or independent contractor of the Company or ERISA Affiliate or the beneficiary or dependent of such Person.

“Claim Amount” has the meaning set forth in Section 6.6(a).

“Claim Notice” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Consideration Amount” has the meaning set forth in Section 1.2(c)(ii).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.8(a).

“Closing Date Change of Control Payments” has the meaning set forth in Section 1.8(a).

“Closing Date Indebtedness” has the meaning set forth in Section 1.8(a).

“Closing Date Specified Assets/Liabilities” has the meaning set forth in Section 1.8(a).

“COBRA” means Section 4980B of the Code or similar Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” has the meaning set forth in Section 1.4(a).

“Company Common Stock” has the meaning set forth in Section 2.3(a)(i).

“Company Disclosure Schedule” has the meaning set forth in the introduction to Article 2.

“Company Intellectual Property Rights” has the meaning set forth in Section 2.15.

“Company IP Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound, that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property Right or any Intellectual Property Right developed by, with or for the Company and its Subsidiaries.

“Company Loan Agreement” means the Business Loan Agreement dated July 3, 2014, and entered into by the Company and Lender, and the Business Loan Agreement dated July 14, 2014, and entered into by the Company and Lender.

“Company Option” has the meaning set forth in Section 1.6(a).

“Company Permits” has the meaning set forth in Section 2.6(b).

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company or any of its Subsidiaries, including any policy or practice relating to: (a) the privacy of users of any Company Product or website or mobile application of the Company or any of its Subsidiaries; (b) the collection, storage, disclosure and transfer of any User Data or Personal Data; and (c) any employee information.

“Company Products” means all products and services designed, developed, manufactured, distributed, sold, marketed, licensed, supplied, or otherwise provided, by or for the Company or any of its Subsidiaries.

“Company Software” has the meaning set forth in Section 2.15(p).

“Company Stock Plan” means any equity incentive plan of the Company.

“Company Stock Certificate” has the meaning set forth in Section 1.5(b).

“Company Warrant” has the meaning set forth in Section 1.6(c).

“Contaminants” means, with respect to Company Software, any bugs, disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses or other similar software or programming routines that permit or are designed or intended to result in unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement, or destruction of, Software, data, systems or other materials.

“Continuing Contractor” has the meaning set forth in Section 4.10(b).

“Continuing Employee” has the meaning set forth in Section 4.10(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Copyrights” means any U.S. and non-U.S. copyrights and rights in mask works (including any registrations and applications therefor and whether registered or unregistered), database rights, moral rights, neighboring rights and similar intellectual property rights, including any of the foregoing that may vest in any design or other Trademark, and all other rights with respect to Works of Authorship, and all registrations thereof and applications for registration thereof.

“Current Assets” means, as of the Closing, (i) the accounts receivable; (ii) cash and cash equivalents; (iii) inventory; and (iv) other current assets of the Company and its Subsidiaries on a consolidated basis, in each case determined in accordance with GAAP.

“Current Liabilities” means, as of the Closing, the: (A) the trade accounts payable, accrued expenses and other rights to payment GAAP by Company or any of its Subsidiaries as determined in accordance with GAAP in a manner consistent with the past practices of the Company and its Subsidiaries, as the case may be; (B) Taxes payable; (C) rent payable; (D) accrued expenses; (E) healthcare reimbursement account; (F) prepayments paid (deferred income); (G) billed prepayments unpaid; (H) other current liabilities; and (I) all non-current liabilities of the Company and its Subsidiaries to the extent not included in Indebtedness, in each case on a consolidated basis determined in accordance with GAAP.

“Databases” has the meaning set forth in the definition of “Technology.”

“Data Protection Laws” means all Laws relating to privacy, data protection and data security, including, with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of User Data or Personal Data (including of employees, contractors, and third parties).

“Data Room” means the virtual data room managed by the Company in connection with the Transactions.

“December Specified Assets/Liabilities” has the meaning set forth in Section 2.7(d).

“Dissenting Shares” has the meaning set forth in Section 1.7(a).

“Dollars” means the currency of the United States dollar, and all references to monetary amounts herein shall be in Dollars, unless otherwise specified herein.

“Domain Name” has the meaning set forth in the definition of “Technology.”

“Effective Time” has the meaning set forth in Section 1.1.

“Employment Agreements” has the meaning set forth in the Recitals.

“Employee Plans” has the meaning set forth in Section 2.11(a)(ii).

“Employer” has the meaning set forth in Section 4.10(a).

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion) pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing; provided, however, that the term “Encumbrance” shall not include (i) statutory liens for Taxes that are not yet delinquent; and (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Environmental Law” means any Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” has the meaning set forth in Section 2.14(b).

“Escrow Contribution” has the meaning set forth in Section 1.5(b).

“ERISA” has the meaning set forth in Section 2.11(a)(i).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b); (c); (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 1.4(d).

“Escrow Contribution” has the meaning set forth in Section 1.5(b).

“Escrow Shares” has the meaning set forth in Section 1.2(c).

“Escrow Fund” has the meaning set forth in Section 1.4(d).

“Excess Specified Assets/Liabilities” has the meaning set forth in Section 1.9(e).

“Exchange Agent” has the meaning set forth in Section 1.5(a).

“Expiration Date” has the meaning set forth in Section 6.1(e).

“Export Control Laws” means (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599); and (ii) all comparable applicable Law outside the United States.

“Financial Statements” has the meaning set forth in Section 2.7(a).

“FTC” means the U.S. Federal Trade Commission and any Governmental Authority that is a successor thereto.

“Fully Diluted Company Capital Stock” means the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 6.1(e)(i).

“GAAP” has the meaning set forth in Section 2.7(b).

“Government Contract” means (i) any Contract of the Company or pursuant to which its properties are assets are bound to which any Governmental Authority is party or is otherwise bound; and (ii) any Contract pursuant to which the Company participates in any program involving a Governmental Authority or is entitled to any right or benefit (including Tax subsidies) provided by any Governmental Authority.

“Government Officials” has the meaning set forth in Section 2.20(b).

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Governmental Order” means any executive order, injunction, judgment, decree, writ, order or other requirement issued by any Governmental Authority, or pursuant to any binding arbitration, mediation or similar proceeding.

“Group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and related case law.

“Guaranty Stockholders” has the meaning set forth in Section 6.2(c).

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Inbound License Agreement” means any Contract pursuant to which any Intellectual Property Right or Technology has been licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries, including any right to use or otherwise practice or exploit any Intellectual Property Right or Technology, including, without limitation, Off-the-Shelf Software Contracts.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of the Company or any of its Subsidiaries for borrowed money, including convertible debt; (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of the Company in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of the Company or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of the Company or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by the Company or any of its Subsidiaries or secured by an Encumbrance on the assets of the Company or any of its Subsidiaries; (vii) any overdue accounts payable of the Company or any of its Subsidiaries; (viii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; and (ix) all accrued interest on any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include (x) Transaction Expenses; or (y) accounts payable not yet due, trade payables and similar liabilities or accruals that do not represent indebtedness for borrowed money and are incurred in the ordinary course of business consistent with past practice.

“Indemnification Claim” has the meaning set forth in Section 6.3(a).

“Indemnifying Stockholders” has the meaning set forth in Section 6.2(a).

“Individual Milestone Agreement” has the meaning set forth in Section 1.10.

“Individual Milestone Amount” means a number of shares of APC Common Stock calculated by multiplying the (1) total number of shares constituting the Stockholder Milestone Amount by (2) a fraction; (x) the numerator of which is the total number of shares constituting the Merger Consideration deliverable to such Milestone Stockholder pursuant to Section 1.4; and (y) the denominator of which is the aggregate number of shares of Merger Consideration that is deliverable to all Milestone Stockholders pursuant to Section 1.4.

“Information Statement” has the meaning set forth in Section 4.5.

“Insurance Policies” has the meaning set forth in Section 2.19.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Technology, including (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets or other proprietary information, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 2.7(a).

“International Plans” has the meaning set forth in Section 2.11(e).

“Invention Assignment Agreement” has the meaning set forth in Section 2.15.

“IRS” has the meaning set forth in Section 2.11(b).

“Joinder Agreement” has the meaning set forth in the Recitals.

“Key Employee” has the meaning set forth in Section 5.1(g).

“Knowledge of the Company” or any similar phrase means the knowledge of the members of the Company’s board of directors and the Company’s officers and the knowledge that they would have if they had made reasonable and diligent inquiry of those employees, agents, consultants, attorneys, accountants and other persons who would be expected to have knowledge as to the relevant matter.

“Labor and Employment Laws” means all Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, individual and collective consultation, notice of termination and redundancy and the payment of social security and other Taxes, in each case.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Leased Real Property” means all Real Property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy.

“Lender” means First Federal Bank, Bear State Bank, and their respective affiliates or successors and its successors.

“Lender Agreements” means (i) the Business Loan Agreement dated July 3, 2014, entered into by and among First Federal Bank, as Lender, the Company as Borrower, and Eddie Glover and Kristen Riddle as Guarantors, and the related commercial Line of Credit Agreement and Note dated July 3, 2014, and Security Agreement dated July 3, 2014, as amended by the Addendum to Business Loan Agreement dated as of July 8, 2014, entered into by and between First Federal Bank and the Company; and (ii) the Business Loan Agreement dated July 14, 2014, entered into by and among First Federal Bank, as Lender, the Company as Borrower, and Eddie Glover and Kristen Riddle as Guarantors, and the related commercial Line of Credit Agreement and Note dated July 14, 2014, and Security Agreement dated July 14, 2014, as amended by the Addendum to Business Loan Agreement dated as of July 15, 2014, entered into by and between First Federal Bank and the Company.

“Letter of Transmittal” has the meaning set forth in Section 1.5(b).

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.

“Liability and Receivable Detail” has the meaning set forth in Section 1.8(a)(ii).

“Loss Amounts” has the meaning set forth in Section 6.1(e)(iv).

“Losses” means any and all deficiencies, judgments, settlements, Actions, assessments, Liabilities, losses, damages (whether direct, indirect, incidental or consequential), lost profits, interest, fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing and any Taxes incurred as a result of the foregoing, and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by the Wall Street Journal.

“Made Available” has the meaning set forth in Section 8.14.

“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect is or reasonably could be materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such Person and its Subsidiaries, taken as a whole or the ability of such Person to perform its obligations hereunder or to consummate the Transactions.

“Material Contract” has the meaning set forth in Section 2.17(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.2(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 1.4(b).

“Milestone Shares” has the meaning set forth in Section 1.4(e).

“Milestone Stockholders” means Eddie Glover and Kristen Riddle.

“Multiemployer Plan” has the meaning set forth in Section 2.11(c).

“Multiple Employer Plan” has the meaning set forth in Section 2.11(c).

“NDA” has the meaning the forth in Section 4.7.

“Net Working Capital” means as of the Closing, the Current Assets of the Company and its Subsidiaries (excluding deferred tax assets) minus the Current Liabilities of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP applied on a consistent basis with the Company’s historical accounting policies.

“Non-Breaching Party” has the meaning set forth in Section 7.1(b).

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“Non-Compete Stockholders” has the meaning set forth in Section 5.1(h).

“Notice of Disagreement” has the meaning set forth in Section 1.9(b).

“Off-the-Shelf Software Contracts” means a customary, standard-form, non-negotiated license agreement associated with, and permitting use of, generally commercially available Software in object code (other than development tools and development environments) available for a cost of not more than $25,000, other than Contracts related to any Technology incorporated or embedded in, or otherwise necessary for the operation or provision of, any Company Product.

“Open Source Technology” means Software or other subject matter that is distributed as “free software” or under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Outbound License Agreement” means Contract, including Standard Form IP Contracts (including end user agreements) Made Available to APC as required under Section 2.15(n), pursuant to which the Company or any of its Subsidiaries grants licenses or other rights in or to use or otherwise practice or exploit any Intellectual Property Right.

“Owned Real Property” means Real Property owned by the Company or any of its Subsidiaries.

“Parachute Payment Waiver” means the parachute payment waivers, each in a form acceptable to APC, from each person who the Company reasonably believes, with respect to the Company or any of its Subsidiaries, is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the 280G Stockholder Approval process and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which such person agreed to waive any and all right or entitlement to such parachute payment to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

“Patents” means any U.S. and non-U.S. patents and patent applications (including any continuations, continuations in part, divisional, reissues, renewals and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor.

“Per Share Merger Consideration” means a number of shares of APC Common Stock equal to (1) the Merger Consideration divided by (2) the Fully Diluted Company Capital Stock.

“Permits” means any licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, variances, orders, registrations, notices or other authorizations of any Governmental Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Personal Data” means (i) any information that relates to an identified or identifiable individual, including name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number, and any other data used or intended to be used to identify, contact or precisely locate an individual; and (ii) Internet Protocol address or other persistent identifier.

“Post-Closing Covenants” has the meaning set forth in Section 6.1(c).

“Post-Closing Statement” has the meaning set forth in Section 1.9(a).

“Pre-Closing Covenants” has the meaning set forth in Section 6.1(b).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pro Rata Share” means, with respect to each Indemnifying Stockholder, (1) the Merger Consideration deliverable to such Indemnifying Stockholder pursuant to Section 1.4 before any applicable Tax withholding divided by (2) the sum of the number of shares of APC common stock deliverable to all Indemnifying Stockholders pursuant to Section 1.4 before any applicable Tax withholding.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Real Property Lease” has the meaning set forth in Section 2.13(b).

“Redemption Agreements” means (i) that certain Redemption Agreement dated as of September 2, 2010, entered into by and among Rob Harkness, David Smith and Chuck Shipp, the Company, and Eddie Glover and Larry Sparks; (ii) that certain Redemption Agreement dated as of June 30, 2013, entered into by and between Larry Sparks and the Company, the promissory notes given by the Company to such persons representing the Company’s obligation to pay the amounts set forth in such agreements; (iii) that certain Divorce Decree dated July 15, 2010 providing for the redemption of shares held by Pamela Glover; and (iv) the Pledge and Security Agreements (collectively, the “Pledge Agreements”) entered into by the Company with such persons in connection with the Redemption Agreements.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, officer, general partner or managing member of such Person or Affiliate; (ii) any Person who serves as a director, officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); (iv) any other Person with respect to which such specified Person or Related Party of such Person holds more than five percent (5%) of the outstanding equity or ownership interests of such other Person; or (v) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives.

“Required Approvals” means the approvals and clearances of Governmental Authorities applicable to the Transactions.

“Requisite Stockholder Approval” has the meaning set forth in Section 2.4(a).

“Response Period” has the meaning set forth in Section 6.5.

“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.

“SIG” has the meaning set forth in Section 2.15(r).

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any Social Media Service.

“Social Media Service” means (i) social media or social networking website or online service; (ii) blog or microblog; (iii) photo, video or other content-sharing website; or (iv) other website or application (including mobile application) used for sharing content with or among end users or customers who are not Company employees or Consultants.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics, models, and methodologies, whether in source code, or object code; (ii) testing, validation, verification and quality assurance materials; (iii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“Specified Assets/Liabilities” means the sum of the Company’s (i) accrued expenses; (ii) accounts payable; (iii) liabilities relating to debt or Indebtedness to Lender or other banks or financial institutions with respect to which the Company is obligated as the borrower or is a guarantor; and (iv) all related party receivables/payables, less the sum of (A) all related party receivables/payables; (B) cash; (C) the amount of the Company’s self-funded health insurance; (D) accounts receivable, net; and (E) inventory, all as reflected on the balance sheet of the Company, prepared in accordance with GAAP and the Company’s financial books and records, as of the date of the relevant balance sheet.

“Stockholder” means any Person holding any shares of Company Capital Stock immediately prior to the Effective Time.

“Stockholder Milestone Amount” has the meaning set forth in Section 1.4(e).

“Stockholders’ Representative” means Eddie Glover, as of the date hereof and any successor appointed pursuant to Section 6.3(b).

“Stockholders’ Written Consent” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 4.11(c).

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person; or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries; or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” has the meaning set forth in Section 2.15(s).

“Tail Policy” has the meaning set forth in Section 4.23.

“Tax” means (i) all direct and indirect statutory, governmental, federal, state, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other taxes, contributions, rates, levies (including social security), fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law; and (iii) any Liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 4.11(a).

“Tax Covenants” has the meaning set forth in Section 6.1(d).

“Tax Covenants Expiration Date” has the meaning set forth in Section 6.1(d).

“Tax Representations” has the meaning set forth in Section 6.1(e)(ii).

“Tax Representations Expiration Date” has the meaning set forth in Section 6.1(e)(ii).

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

“Taxing Authority” means any Governmental Authority having authority with respect to Taxes.

“Technology” means any and all (i) technology, formulae, algorithms, procedures, processes, methods and methodologies, models, techniques, know how, ideas, creations, concepts, inventions, discoveries, improvements, and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter or subject matter entitled to mask work protection (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (viii) Social Media Accounts; (ix) Trade Secrets and other confidential or proprietary information; and (x) Company Products or services.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Top Customers” has the meaning set forth in Section 2.22(a).

“Top Distributors” has the meaning set forth in Section 2.22(a).

“Top Suppliers” has the meaning set forth in Section 2.22(a).

“Trade Secrets” means any confidential or proprietary information, of any nature and in any form, including any formula, pattern, compilation, program, device, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, including all computer or business applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data) that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means any domestic or foreign unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the Joinder Agreements, the Employment Agreements, the Non-Competition Agreements, the NDA (subject to the terms of Section 4.7 (Confidentiality) hereof), the Individual Milestone Agreements and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules, Exhibits and Annexes hereto and thereto.

“Transaction Expenses” means all fees and expenses incurred by the Company, its Subsidiaries or any Stockholder (to the extent borne by the Company or any of its Subsidiaries) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including all legal, Tax (including the employer portion of payroll Taxes due or otherwise arising as of the Closing Date), accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by the Company and its Subsidiaries (including on behalf of a Stockholder) in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Transactions.

“Tribute” means Tribute Labs, LLC, an Arkansas limited liability company.

“Tribute Agreement” means the written agreement entered into by and between Tribute, the Company and APC pursuant to which Tribute agreed to transfer certain personal property and equipment to the Company and/or APC effective as of the Effective Time.

“Tribute Documents” means the Tribute Agreement, the Assignment and Assumption Agreement entered into by and among Tribute, the Company and/or APC and Lender, the Business Loan Agreement dated March 21, 2014, by and between Tribute and Lender and the persons who executed such agreement as guarantors, the Commercial Promissory Note dated March 21, 2014, executed by Tribute, the Commercial Promissory Note dated June 21, 2014 executed by Tribute, the Commercial Security Agreement dated March 21, 2014, executed by Tribute, the Irrevocable, Unconditional and Continuing Limited Guaranty Agreements dated March 21, 2014 and entered into by those persons who executed the same as guarantors, and the other agreements and instruments contemplated by the above agreements.

“Tribute Loan Agreement” means the Business Loan Agreement dated March 21, 2014, by and between Tribute and Lender and the persons who executed such agreement as guarantors.

“Tribute Transaction” means the transactions contemplated by the Tribute Agreement, and any written agreement entered into by and between or among Lender, APC, Tribute and the Company, pursuant to which Tribute will assign and transfer to the Surviving Corporation certain personal property and equipment and all related rights pursuant to the Tribute Documents and Surviving Corporation and/or APC will assume Tribute’s obligations under the Tribute Documents.

“Unaudited Financial Statements” has the meaning set forth in Section 2.7(a).

“Unsecured Noteholders” means Rob Harness, David Smith, Chuck Shipp, Larry Sparks and Pam Glover.

“Unsecured Noteholder Agreement” means the Promissory Note Exchange and Release Agreement dated on or about the Agreement Date and entered into by and among the Unsecured Noteholders and the Company.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company or any of its Subsidiaries from purchasers or customers of any Company Product or website or mobile application of the Company or its Subsidiaries.

“WARN Act” has the meaning set forth in Section 2.12(i).

“Withheld Shares” has the meaning set forth in Section 1.4(d).

“Works of Authorship” has the meaning set forth in the definition of “Technology.”